PURCHASE AND SALE AGREEMENT

by and among

PITTSBURGH GLASS WORKS, LLC,

LYNX SERVICES, L.L.C.,

GTS SERVICES, LLC

and

CLAIMS SERVICES GROUP, INC.

Dated as of May 10, 2014

TABLE OF CONTENTS
Page

1.	Definitions. 1

1.1.	Certain Matters of Construction. 1

1.2.	Certain Definitions. 2

2.	The Contemplated Transactions. 12

2.1.	Purchase and Sale. 12

2.2.	Purchase Price. 16

2.3.	The Closing. 17

2.4.	Closing Deliveries and Payments. 17

2.5.	Working Capital and Cash on Hand Adjustment. 18

2.6.	Tax Treatment; Allocation of Purchase Price. 21

3.	Representations and Warranties of the Acquired Companies. 22

3.1.	Power; Authorization; Enforceability. 22

3.2.	Organization; Good Standing. 22

3.3.	Capitalization and Subsidiaries. 23

3.4.	No Violation or Approval; Consents. 23

3.5.	Financial Statements, Etc. 23

3.6.	Title to Assets. 24

3.7.	Ordinary Course of Business; No Material Adverse Effect. 25

3.8.	Taxes. 25

3.9.	Real Estate. 26

3.10.	Operations in Conformity with Laws. 27

3.11.	Benefit Plans. 27

3.12.	Intellectual Property. 29

3.13.	Permits. 31

3.14.	Environmental Matters. 31

3.15.	Material Contracts. 32

3.16.	Transactions with Affiliates. 34

3.17.	Litigation. 35

3.18.	Insurance. 35

3.19.	Labor Matters. 35

3.20.	Indebtedness. 36

3.21.	Brokers. 36

3.22.	Suppliers and Customers. 36

3.23.	Compliance with Escheat Laws. 36

4.	Representations and Warranties of the Seller. 36

4.1.	Organization and Power. 37

4.2.	Authorization and Enforceability. 37

4.3.	No Violation or Approval; Consents. 37

4.4.	Litigation. 37

5.	Representations and Warranties of the Buyer and SLH. 38

5.1.	Organization and Power. 38

5.2.	Authorization and Enforceability. 38

5.3.	No Violation or Approval; Consents. 38

5.4.	Litigation. 39

5.5.	Available Funds. 39

5.6.	Brokers. 39

5.7.	Investment Intent. 39

6.	Conditions Precedent to the Obligations of the Buyer. 39

6.1.	Representations and Warranties. 39

6.2.	Performance of Obligations. 39

6.3.	Compliance Certificate. 40

6.4.	Injunctions. 40

6.5.	Regulatory Approval. 40

6.6.	Ancillary Agreements. 40

6.7.	Discharge of Liens. 40

6.8.	No Material Adverse Effect. 40

7.	Conditions Precedent to Obligations of the Acquired Companies and the Seller. 40

7.1.	Representations and Warranties. 40

7.2.	Performance of Obligations. 40

7.3.	Compliance Certificate. 40

-ii-

7.4.	Injunctions. 41

7.5.	Regulatory Approval. 41

7.6.	Ancillary Agreements. 41

8.	Covenants of the Parties. 41

8.1.	Access to Premises and Information. 41

8.2.	Conduct of Business Prior to Closing. 42

8.3.	Confidentiality. 44

8.4.	Preparation for Closing. 45

8.5.	Business Records. 46

8.6.	Directors and Officers Indemnification. 46

8.7.	Attorney-Client Privilege. 47

8.8.	Employees. 47

8.9.	Tax Matters. 50

8.12.	Exclusivity. 54

8.13.	Noncompetition and Nonsolicitation. 54

8.14.	Certain Continuing Arrangements. 54

8.15.	Further Assurances. 55

8.16.	Notification of Certain Matters. 56

8.17.	Intercompany Release. 56

9.	Indemnification 56

9.1.	Survival. 56

9.2.	Indemnity by the Seller. 57

9.3.	Indemnity by the Buyer. 59

9.4.	Calculation of Losses. 60

9.5.	Matters Involving Third Parties. 60

9.6.	Tax Treatment. 61

9.7.	Exclusive Remedy. 62

10.	Termination. 62

10.1.	Termination. 62

10.2.	Effect of Termination. 63

11.	Miscellaneous. 63

-iii-

11.1.	Notices. 63

11.2.	Expenses of Transaction. 64

11.3.	Entire Agreement. 64

11.4.	Acknowledgment of the Buyer. 65

11.5.	Severability. 66

11.6.	Amendment. 66

11.7.	Parties in Interest. 66

11.8.	Assignment. 66

11.9.	Governing Law. 66

11.10.	Consent to Jurisdiction. 66

11.11.	Waiver of Jury Trial. 67

11.12.	Reliance. 67

11.13.	Specific Enforcement. 67

11.14.	No Waiver. 68

11.15.	Negotiation of Agreement. 68

11.16.	Disclosure Schedules. 68

11.17.	Headings. 68

11.18.	Counterparts; Electronic Signature. 69

SCHEDULES
Schedule I –Accounting Principles
Schedule II –Transaction Bonuses
Schedule III –Transferred Employees
Schedule IV – Sample Working Capital Statement
Schedule V – Retained Lynx Employees
Company Disclosure Schedules
Buyer Disclosure Schedules
EXHIBITS
Exhibit A    Bill of Sale
Exhibit B     Reverse Transition Services Agreement
Exhibit C     Software License Agreement
Exhibit D     Transition Services Agreement
Exhibit E    Interest Assignment and Assumption Agreement
Exhibit F    Assignment and Assumption Agreement

-iv-

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 9th day of May, 2014, by and among LYNX Services, L.L.C., a Kansas limited liability company (“Lynx”), GTS Services, LLC, a Delaware limited liability company (“GTS” and, together with Lynx, the “Acquired Companies”), Pittsburgh Glass Works, LLC, a Delaware limited liability company (the “Seller”), and Claims Services Group, Inc., a Delaware corporation (the “Buyer”), and solely for purposes of Sections 5.1, 5.2, 5.3 and Article 11, Solera Holdings, Inc. (“SLH”).
WHEREAS, the Seller owns (i) all of the outstanding membership interests of Lynx (the “Lynx Interests”) and (ii) all of the outstanding membership interests of GTS (the “GTS Interests” and, together with the Lynx Interests, collectively, the “Interests”);
WHEREAS, the Seller and the Acquired Companies are engaged in the business of developing, marketing, selling and providing enterprise resource planning and other software solutions, third party claims management services and network management services to insurance companies, auto parts suppliers and retail installers, including the activities conducted by the Acquired Companies (but not the activities conducted by the Seller or the Other PGW Entities with respect to the manufacture and supply of glass) with respect to the operation of, and participation in, the Auto Replacement Glass Alliance (as such business is conducted by the Seller and the Acquired Companies as of the date hereof (including any growth and expansion initiatives described in the CIM), collectively, the “Business”); and
WHEREAS, the Seller desires to sell the Business to the Buyer, and the Buyer desires to acquire the Business from the Seller, by means of the purchase and sale of the Interests and the consummation of the other Contemplated Transactions described herein, all on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.
1.1.    Certain Matters of Construction.     For purposes of this Agreement, except as specified otherwise, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “party” will refer to the Seller, either Acquired Company or the Buyer. The word “including” means including without limitation. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. The phrase “ordinary course of business” and phrases of similar import when used in this Agreement shall mean the ordinary and usual course of business consistent with past practices (including with respect to nature, frequency and magnitude). The phrase “made available” and phrases of similar import when used in this Agreement shall mean that the Seller, the Acquired Companies or a Representative acting on their behalf has posted a document to which the Buyer had access prior to the execution and delivery of this Agreement in the online data room hosted on behalf of the Seller and the Acquired Companies and located at www.rrdvenue.com, and remained accessible to the Buyer and its Representatives thereafter until the Closing.
1.2.    Certain Definitions.     For purposes of this Agreement, the following terms will have the following meanings:
“Accounting Principles” means collectively (i) the accounting principles and policies followed in the preparation of the Annual Financial Statements and (ii) the specific accounting principles and policies set forth on Schedule I (which specific accounting principles and policies will control in the event of any conflict between such principles and policies and the accounting principles and policies described in clause (i)).
“Acquired Companies” is defined in the Preamble.
“Action” means any claim, complaint, charge, audit, inquiry, investigation, suit, litigation, action or other proceeding brought by or before any Governmental Authority (including any arbitration proceeding brought before an arbitrator of competent jurisdiction).
“Affected Employees” means all employees of the Acquired Companies on the Closing Date (except for the Retained Lynx Employees) and all Transferred Employees, including any such person who is on a leave of absence.
“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling”, “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” is defined in the Preamble.
“Allocation” is defined in Section 2.6.1.
“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Interest Assignment and Assumption Agreement, the Reverse Transition Services Agreement, the Transition Services Agreement and the Software License Agreement.
“Annual Financial Statements” is defined in Section 3.5.
“ARG Service Center Programs” is defined in Section 8.14.
“Assets” is defined in Section 3.6.1.
“Assignment and Assumption Agreement” is defined in Section 2.1.3.

“Assumed Liabilities” is defined in Section 2.1.3.
“Base Purchase Price” is defined in Section 2.2.1.
“Bill of Sale” means a bill of sale in the form attached hereto as Exhibit A.
“Business” is defined in the Recitals.
“Business Day” means any day on which banking institutions in New York, New York are open for the purpose of transacting business.
“Business Records” is defined in Section 2.1.2.
“Buyer” is defined in the Preamble.
“Buyer Closing Certificate” is defined in Section 7.3.
“Buyer Group Tax Return” is defined in Section 8.9.5.
“Buyer Indemnified Parties” is defined in Section 9.2.1.
“Cash on Hand” means the amount (which may be less than $0) of all cash and cash equivalents of the Acquired Companies, in each case determined in accordance with GAAP and the Accounting Principles.
“CIM” means that certain Confidential Information Memorandum, dated February 2014, provided by the Seller.
“Closing” is defined in Section 2.3.
“Closing Date” is defined in Section 2.3.
“Closing Statement” is defined in Section 2.5.2.
“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations issued thereunder.
“Company Closing Certificate” is defined in Section 6.3.
“Company IP Rights” means (a) the Intellectual Property Rights owned by, developed for or licensed to the Acquired Companies and used in connection with the conduct of the Business as of the Closing Date, (b) the Intellectual Property Rights included in the Transferred Assets and (c) the Intellectual Property Rights licensed to the Seller under the Transferred Contracts.
“Company Plan” is defined in Section 3.11.1.
“Confidentiality Agreement” is defined in Section 8.1.

“Contemplated Transactions” means, collectively, the purchase and sale of the Interests, the transfer of the Transferred Assets to the Acquired Companies and the assumption of the Assumed Liabilities.
“Continuing Employee” is defined in Section 8.8.2.
“Contract” means any legally binding contract, agreement, lease, license, instrument, note, commitment or undertaking (other than, except for purposes of Section 3.15.1(a), an Employee Plan).
“De Minimis Threshold” is defined in Section 9.2.2.
“Deductible” is defined in Section 9.2.3.
“Disclosure Schedules” means the various disclosure schedules to this Agreement that are being delivered by the Acquired Companies and the Seller in connection with the execution and delivery hereof.
“Disclosure Schedule Update” is defined in Section 11.16.
“Dispute Notice” is defined in Section 2.5.3.
“Dispute Submission Notice” is defined in Section 2.5.4.
“Disputed Item” is defined in Section 2.5.3.
“D&O Indemnified Persons” is defined in Section 8.6.1.
“Employee Plan” means any plan, program, agreement, policy or arrangement that is: (a) a Welfare Plan (as defined in Section 3(3) of ERISA); (b) a pension benefit plan (within the meaning of Section 3(2) of ERISA); (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan or arrangement.
“Environmental Laws” means all applicable national, foreign, federal, state, provincial and local Legal Requirements relating to pollution or protection of the environment, public or worker health and safety, or exposure to or regulation of Hazardous Substances.
“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.
“Estimated Cash on Hand Amount” is defined in Section 2.5.1.
“Estimated Closing Statement” is defined in Section 2.5.1.
“Estimated Working Capital Amount” is defined in Section 2.5.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” is defined in Section 2.1.3.
“Expiration Date” is defined in Section 10.1.4.
“Final Cash on Hand Amount” is defined in Section 2.5.5.
“Final Working Capital Amount” is defined in Section 2.5.5.
“Financial Statements” is defined in Section 3.5.
“FIRPTA Certificate” is defined in Section 8.9.8.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Governmental Authority” means any foreign, national, federal, state, provincial or local government or political subdivision thereof or governmental agency or commission entitled to exercise any administrative, executive, judicial, legislative or regulatory authority or power.
“Governmental Order” means any ruling, award, decision, injunction, judgment, order, decree or subpoena entered, issued or made by any Governmental Authority or arbitrator of competent jurisdiction.
“GTS” is defined in the Preamble.
“GTS Interests” is defined in the Recitals.
“Hazardous Substance” means any substance, material or waste that is characterized, classified, defined or designated under any Environmental Law as hazardous, dangerous, toxic, radioactive or words of similar import, including petroleum, asbestos, and polychlorinated biphenyls, or for which liability or standards of conduct may be imposed under Environmental Laws.
“Holdings” is defined in Section 2.6.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended, and the regulations issued thereunder.
“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person (a) in respect of indebtedness for borrowed money, (b) evidenced by notes, debentures or similar instruments, (c) for lease obligations required under GAAP to be accounted for on the balance sheet of such Person as capital leases, (d) for the deferred purchase price of property (other than ordinary trade accounts payable), whether contingent or otherwise (i.e. any “earn-out” or similar obligations incurred in connection with the acquisition (whether by merger, purchase of assets or purchase of Equity Interests) of any Person or business), (e) in respect of due and payable reimbursement or similar obligations under or in respect of drawn letters of credit, performance bonds, bankers acceptances or similar obligations, (f) under any interest rate or currency swap or hedging agreements (valued at the termination value thereof), (g) all accrued interest, prepayment penalties or premiums related to any of the obligations described in clauses (a) through (f) above, and (h) with respect to guarantees of obligations of the types described in clauses (a) through (g) above of any other Person.
“Indemnified Party” means with respect to any claim for indemnification pursuant to Article 9, each Buyer Indemnified Party or Seller Indemnified Party asserting such claim (or on whose behalf such claim is asserted) under Section 9.2 or 9.3, as the case may be.
“Indemnified Taxes” means all liabilities or obligations of any Acquired Company for Taxes for any Pre-Closing Tax Periods (for the avoidance of doubt, determined in accordance with Section 8.9.4) arising from or with respect to any Tax matter or issue disclosed or contained on Schedule 3.8.
“Indemnifying Party” means, with respect to any claim for indemnification pursuant to Article 9, the party against whom such claim may be or has been asserted.
“Independent Referee” is defined in Section 2.5.4.
“Insurance or Other Proceeds” is defined in Section 9.4.
“Intellectual Property Rights” means all domestic or international intellectual property rights, including (a) patents and patent applications; (b) trademarks, trade names, trademark registrations and applications therefor and all goodwill associated therewith, (c) copyrights, copyright registrations and applications therefore , (d) internet domain names, (e) data, know-how and trade secrets, including customer lists, proprietary processes and formulae, all source and object code, algorithm, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, manuals, memoranda and records, and (f) all other intellectual property or proprietary rights.
“Interest Assignment and Assumption Agreement” is defined in Section 2.1.1.

“Interests” is defined in the Recitals.
“Interim Financial Statements” is defined in Section 3.5.
“Leased Premises” is defined in Section 3.9.2.
“Leases” is defined in Section 3.9.2.
“Legal Requirement” means any foreign, national, federal, state, provincial or local statute, law, ordinance, code, duty, common law doctrine, rule, legal requirement or regulation or Governmental Order.
“Liability Cap” is defined in Section 9.2.2.
“Lien” means any charge, security interest, mortgage, deed of trust, pledge, lien, license, security interest or other encumbrance or restriction on transfer (it being understood that restrictions on the transfer of securities arising under applicable Legal Requirements shall not be deemed to be Liens).
“Losses” means losses, damages, diminution in value, Taxes, awards, fines, penalties, expenses, fees, costs and amounts paid in settlement (including reasonable fees and expenses of counsel) incurred or suffered by an Indemnified Party, but excluding exemplary or punitive damages (other than any such damages payable by such Indemnified Party pursuant to Third Party Claims).
“Lynx” is defined in the Preamble.
“Lynx Business Affiliate” means the Buyer or any other Affiliate of the Buyer that, following the Closing, becomes engaged in the Business.
“Lynx Interests” is defined in the Recitals.
“Material Adverse Effect” means any change, effect, event, fact or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on, or material adverse change in, the business, operations, financial condition or results of operations of the Business or the Acquired Companies, or is reasonably likely to prevent or materially delay the consummation of the Contemplated Transactions; provided, however, that any such Changes caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (i) the announcement, pendency or consummation of the Contemplated Transactions, or the execution of this Agreement or the announcement or the existence of, or compliance (other than compliance with the obligation to operate in the ordinary course of business) with, this Agreement and the Contemplated Transactions (provided that this clause (i) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 3.4 and 4.3 and any other representations and warranties relating to the required consents or approvals, change in control provisions or similar provisions granting rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement or the consummation of the Contemplated Transactions), (ii) conditions affecting the global economy or financial markets as a whole, or generally affecting the industries in which the Acquired Companies conduct their business, (iii) any change after the date hereof in any applicable Legal Requirements or in GAAP, (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) the failure by the Acquired Companies to meet any revenue or earnings projections, forecasts or predictions (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been, or is reasonably be expected to be, a Material Adverse Effect) or (vii) any action taken by, or with the prior written consent of, the Buyer or any of its Affiliates with respect to the Contemplated Transactions or with respect to the Acquired Companies, which Changes, in the cases of clauses (ii), (iii), (iv) and (v) above, do not, individually or in the aggregate, disproportionately impact the Business or the Acquired Companies relative to other industry participants competing in the markets in which the Acquired Companies do business.
“Material Contract” is defined in Section 3.15.2.
“Non-Assignable Contract” is defined in Section 2.1.
“Off-the-Shelf Software” means commercial software obtained from a third party on general commercial terms that continues to be widely available on such commercial terms as of the Closing Date, and that (i) require payments of less than $150,000 per year and $500,000 in the aggregate, (ii) is not material to the Business, and (iii) is not distributed with or incorporated in either of the Acquired Companies’ services, or necessary for use or development of either of the Acquired Companies’ services.
“Open Source Software” means any software that is licensed pursuant to: (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (ii) any license under which software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms; or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.
“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.
“Other PGW Entities” is defined in Section 2.1.2.

“Owned Premises” is defined in Section 2.1.2.
“Participants” is defined in Section 8.14.
“Permits” is defined in Section 3.13.
“Permitted Liens” means (a) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental charges, in each case (i) not yet due, payable or delinquent or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) landlords’, warehousepersons’, mechanics’, materialmens’, carriers’, Liens to secure claims for labor, material or supplies and other similar Liens that relate to obligations not due and payable and arise in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP, (c) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions, in each case, that are not violated by the current use of any property, (e) the interests of the lessors and sublessors of any leased properties, (f) easements and rights of way, covenants, conditions, restrictions, reservations, rights, claims or other encumbrances or matters of public record that do not materially impact or interfere with the present occupancy, use or value of the property related thereto and (g) licenses of Intellectual Property Rights granted in the ordinary course of business or identified in Schedule 3.15 (Material Contracts).
“Person” means any natural person or any corporation, partnership, limited liability company, other legal entity or Governmental Authority.
“Post-Closing Covenants” is defined in Section 9.1.
“Post-Closing Representation” is defined in Section 8.7.
“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date.
“Pre-Closing Representation” is defined in Section 8.7.
“Pre-Closing Covenants” is defined in Section 9.1.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.
“Prior Company Counsel” is defined in Section 8.7.
“Purchase Price” is defined in Section 2.2.

“Reciprocal License” means a license of an item of software to an Acquired Company or the Seller or any of the Other PGW Entities that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other software by the Acquired Company or the Seller or any of the Other PGW Entities (other than such item of software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other software by the Acquired Company or the Seller or any of the Other PGW Entities (other than such item of software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the software be permitted to modify, make derivative works of, or reverse-engineer any such other software; (iv) a requirement that such other software be redistributable by other licensees; or (v) the grant of any patent rights by the Acquired Company or the Seller or any of the Other PGW Entities (other than patent rights in such item of software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of software).
“Records” is defined in Section 8.1.
“Reference Balance Sheet” is defined in Section 3.5.
“Reference Balance Sheet Date” is defined in Section 3.5.
“Registered Company IP Rights” is defined in Section 3.12.2.
“Representative” means, with respect to any Person, any director, officer, manager or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.
“Retained Liabilities” is defined in Section 2.1.5.
“Retained Lynx Employees” means those employees of Lynx set forth on Schedule V hereto, to the extent that such Persons are employees of Lynx as of the Closing Date.
“Reverse Transition Services Agreement” means an agreement between the Seller and the Buyer, to be dated as of the Closing Date, in the form attached hereto as Exhibit B.
“Seller” is defined in the Preamble.
“Seller’s Knowledge” means the actual knowledge of any of Jeff Gronbeck, John Wysseier, Brian Dvoroznak, Jignesh Modi, Sandy Frazer, Chris Umble and Bill Jones after reasonable inquiry.
“Seller Indemnified Parties” is defined in Section 9.3.1.
“Software License Agreement” means an agreement between the Seller and the Buyer, to be dated as of the Closing Date, in the form attached hereto as Exhibit C.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person.
“Supplementary IP” is defined in Section 8.15.2.
“Tax” means any United States federal, state or local, or any foreign, income, franchise, profits, gross receipts, ad valorem, net worth, estimated, value added, sales, use, real or personal property, payroll, withholding, employment, social security (or similar), excise, stamp, registration, alternative, add-on minimum tax or any other tax of any kind whatsoever payable to any Taxing Authority and including all Tax-related interest, penalties, additional taxes and additions to tax.
“Tax Proceeding” is defined in Section 8.9.5.
“Tax Returns” means returns, reports, forms and information statements filed or required to be filed with a Taxing Authority relating to any Taxes, including any schedules or attachments thereto and any amendments thereof.
“Taxing Authority” means any United States, federal, state, local or any foreign or other Governmental Authority responsible for the imposition, assessment or collection of any Tax.
“Third Party Claim” is defined in Section 9.5.1.
“Transaction Bonus Amount” means, collectively, the aggregate amounts payable under each of the Success Bonus Agreements listed on Schedule II plus the employer portion of any payroll Taxes arising from the payment thereof.
“Transaction Expenses” means all out-of-pocket fees, costs and expenses incurred or otherwise payable by the Acquired Companies or the Seller or its Affiliates in connection with the negotiation, documentation and consummation of the Contemplated Transactions, including the fees and expenses of the Seller, all legal fees and expenses of Ropes & Gray LLP, the fees and expenses of the Acquired Companies’, the Seller’s or its Affiliates’ accountants and the fees and expenses of Goldman Sachs & Co., in each case to the extent incurred but unpaid as of the Closing.
“Transfer Taxes” means any sales, use, stock transfer, value added, real property, transfer, stamp, registration, documentary, recording or similar duties or taxes incurred in connection with the Contemplated Transactions, together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.

“Transferred Assets” is defined in Section 2.1.2.
“Transferred Contracts” is defined in Section 2.1.2.
“Transferred Employees” means those employees of the Seller set forth on Schedule III, to the extent such Persons are employees of the Seller as of the Closing Date.
“Transition Services Agreement” means an agreement between the Seller and the Buyer, to be dated as of the Closing Date, in the form attached hereto as Exhibit D.
“Voluntary Disclosure Tax Return” is defined in Section 8.9.2(c).
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Legal Requirement.
“Welfare Plan” means a welfare benefit plan within the meaning of Section 3(1) of ERISA.
“Working Capital” means, after giving pro forma effect to the transfer of the Transferred Assets and the assumption of the Assumed Liabilities by the Acquired Companies as if such transactions were consummated as of the close of business on the day immediately preceding the Closing Date, (i) the current assets of the Acquired Companies (consisting of asset account line items as specified on Schedule IV) minus (ii) the current liabilities of the Acquired Companies (consisting of liability account line items as specified on Schedule IV), in each case determined in accordance with the Accounting Principles on a consolidated basis. For the avoidance of doubt, Working Capital will not include Cash on Hand, accruals in respect of Transaction Expenses or the Transaction Bonus Amount.
“Working Capital Target” means $(5,427,712).

2.	THE CONTEMPLATED TRANSACTIONS.
2.1.    Purchase and Sale.      Upon and subject to the terms and conditions set forth in this Agreement, at the Closing:
2.1.1.    the Seller shall sell, transfer and deliver to the Buyer, free and clear of all Liens, and the Buyer shall purchase from the Seller, one hundred percent (100%) of the Interests pursuant to an Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Interest Assignment and Assumption Agreement”);
2.1.2.    the Seller shall, and shall cause Holdings and the Subsidiaries of Holdings other than the Seller and the Acquired Companies (collectively, the “Other PGW Entities”) to, assign, transfer, convey and deliver to the Acquired Companies free and clear of all Liens (other than Permitted Liens), and the Acquired Companies shall accept from the Seller or such Other PGW Entities, all of the Seller’s and such Other PGW Entities’ right, title and interest in and to the assets, properties and rights, of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), primarily related to or used by the Seller (or the Other PGW Entities) solely or primarily in connection with the Business, including the following assets, properties and rights used by the Seller solely or primarily in connection with the Business (collectively, the “Transferred Assets”) (but in all cases other than the Excluded Assets):
(a)    the real property, together with all buildings, structures, installments, improvements, fixtures, betterments and additions situated thereon, identified on Schedule 2.1.2(a) (the “Owned Premises”);
(b)    any tangible personal property, including any machinery, equipment, materials, furniture or supplies, or any computers, servers, telecom equipment, data communications lines, routers, hubs, switches or other information technology equipment, if any, owned by the Seller or any of the Other PGW Entities and located at the Owned Premises or the Leased Premises or solely or primarily related to or used by the Seller or the Other PGW Entities solely or primarily in connection with the Business;
(c)    any prepayments, prepaid expenses or deposits made by the Seller or any of the Other PGW Entities with respect to the Business, and any accounts receivable arising in connection with the operation of the Business, in each case, solely to the extent such amounts would be included as current assets in a calculation of Working Capital determined in accordance with the definition of Working Capital and the Accounting Principles, and any claim, remedy or other right related thereto;
(d)    all right, title and interest of the Seller and any of the Other PGW Entities in and to the Contracts identified on Schedule 2.1.2(d) (the “Transferred Contracts”);
(e)    all of the Seller’s or the Other PGW Entities’ books, records, documents, files, lists, invoices catalogs and marketing, advertising and other promotional materials located in hardcopy at the Owned Premises or the Leased Premises or solely or primarily related to the Business (collectively, the “Business Records”) (provided that the Seller shall be entitled to retain copies of all accounting, financial and tax records included in the Business Records);
(f)    to the extent transferable under applicable Legal Requirements, any permits, licenses, franchises or authorizations from Governmental Authorities that are in the name of the Seller or any of the Other PGW Entities and that relate solely or primarily to the Owned Premises, the Leased Premises or the operations of the Business;

(g)    any telephone numbers and facsimile numbers solely or primarily related to or used solely or primarily in connection with the Business;
(h)    the domain names listed on Schedule 2.1.2(h);
(i)    all computer software and related documentation, manuals, source code and object code, program files, data files, algorithms, program architecture, system design, and scripts, test specifications and test scripts and supporting documentation that is owned by the Seller or any of the Other PGW Entities and solely or primarily related to or used solely or primarily in connection with the Business, including the computer programs listed on Schedule 2.1.2(i), or that is licensed to the Seller or an Other PGW Entity pursuant to a Transferred Contract;
(j)    the patents and patent applications listed on Schedule 2.1.2(j);
(k)    the trademarks, trademark registrations and applications for registration listed on Schedule 2.1.2(k) and the goodwill associated therewith;
(l)    all Intellectual Property Rights, including all physical embodiments of Intellectual Property Rights, owned by the Seller or the Other PGW Entities that are solely or primarily related to or used solely or primarily in connection with the Business (other than patents, patent applications, trademarks, trademark registrations and applications, and domain names, which are covered in Section 2.1.2(h), Section 2.1.2(j) and Section 2.1.2(k));
(m)    all rights of indemnity, warranty rights, rights of contribution, rights to refunds, claims, causes of action, rights to sue at law or in equity and other rights of recovery against any Person solely or primarily related to or used solely or primarily in connection with any of the other Transferred Assets or the Business, including the right to sue and collect damages arising from any past, present, or future infringement of the Intellectual Property Rights included in the Transferred Assets;
(n)    all of the current assets included in Working Capital, as finally determined in accordance with Section 2.5; and
(o)    all rights to proceeds of insurance to the extent payable in respect of any destruction of (or other similar casualty event with respect to) the Owned Premises or any tangible personal property that would have been included in the Transferred Assets but for such casualty event if such destruction or casualty event occurs after the date hereof and prior to the

Closing (net of any amounts paid, Taxes or Loss incurred by the Seller or any of the Other PGW Entities in connection with the collection or receipt of such insurance proceeds); and
(p)    all of the goodwill associated with the Business as a going concern.
2.1.3.    Excluded Assets. Subject to Section 8.15.2, the Seller and the Other PGW Entities shall retain (A) all patents, registered trademarks, registered copyrights, internet domain names and applications for any of the foregoing owned by the Seller or any of the Other PGW Entities other than those included in Schedules 2.1.2(h), (j) and (k) and (B) any assets, properties or rights described on Schedule 2.1.3 (the assets, properties and rights described in clauses (A) and (B), collectively, the “Excluded Assets”).
2.1.4.    Assumed Liabilities. The Acquired Companies shall jointly and severally assume and agree to satisfy, perform and discharge as and when due the liabilities and obligations of the Seller and the Other PGW Entities, whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, in each case, to the extent solely or primarily related to the Acquired Companies, the Transferred Assets, the Continuing Employees or the Business (collectively, the “Assumed Liabilities”), including under each of the Transferred Contracts, in each case, pursuant to an Assignment and Assumption Agreement in the form of Exhibit F hereto (the “Assignment and Assumption Agreement”), and including, without limitation, all current liabilities taken into account in determining the Working Capital.
2.1.5.    Notwithstanding Section 2.1.4, the Seller and the Other PGW Entities shall retain (and the Buyer and the Acquired Companies shall not assume) the following liabilities and obligations (the “Retained Liabilities”):
(a)    the Seller’s liability for Transfer Taxes as described in Section 8.9.1 and all liabilities or obligations of the Seller or the Other PGW Entities for or with respect to Taxes;
(b)    all liabilities or obligations for or with respect to any Employee Plan, Company Plan, Welfare Plan or any other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time maintained, sponsored or contributed or required to be contributed to by the Seller or the Other PGW Entities or any of their respective Affiliates (including any of the Acquired Companies) or with respect to which the Seller or the Other PGW Entities or any of their respective Affiliates (including any of the Acquired Companies) has any liability or obligation, excluding, in each case, any such liabilities or obligations that are included in Working Capital;

(c)    all liabilities or obligations for intercompany payables, receivables, advances or loans owed to the Seller or any of the Other PGW Entities, including those that are being released at the Closing pursuant to Section 8.17;
(d)    all liabilities or obligations to the extent relating to any Excluded Assets;
(e)    all Indebtedness of the Seller or any of the Other PGW Entities;
(f)    all Transaction Expenses of the Seller and its Affiliates not paid at Closing; and
(g)    all liabilities or obligations of the Seller or any of the Other PGW Entities to the extent arising from the business and operations of the Seller or any of the Other PGW Entities other than the Business.
Nothing in Section 2.1.2 above shall be construed as an attempt or agreement to assign any Transferred Contract that is non-assignable without the consent of the other party or parties thereto (each a “Non-Assignable Contract”) unless such consent shall have been given. In order, however, that the full value of every Non-Assignable Contract may be realized, the Seller shall use its commercially reasonable efforts to obtain approval for assignment and, failing that, the Seller shall, at the request and under the direction of the Buyer, and at the expense of the Buyer, in the name of the applicable Acquired Company or otherwise as the Buyer shall specify, use its commercially reasonable efforts to take all action as shall, in the reasonable opinion of the Buyer, be necessary or proper (x) in order that the rights and obligations of the Business under such Non-Assignable Contract shall be preserved and (y) for, and to facilitate, the collection of the moneys due and payable, and to become due and payable, to the Business in and under every such Non-Assignable Contract (including enforcing, at the request and expense of the Buyer and for the account of the Buyer, any rights of the Seller arising from any such Non-Assignable Contract), and the Seller shall hold the same for the benefit of and shall pay the same over promptly to the applicable Acquired Company. So long as the Buyer is provided the benefit of any such Non-Assignable Contract pursuant to its terms, the Buyer will perform or discharge, on behalf of the Seller, the Seller’s obligations and liabilities under each such Non-Assignable Contract in accordance with the provisions thereof except for any obligations and liabilities under each such Non-Assignable Contract that constitute a Retained Liability.
2.2.    Purchase Price.     The aggregate consideration for the purchase and sale of the Interests and the Transferred Assets pursuant to this Agreement will be (a) the assumption of the Assumed Liabilities and (b) an amount in cash (such aggregate cash consideration, the “Purchase Price”) calculated as follows:
2.2.1.    $280,000,000.00 (the “Base Purchase Price”);

2.2.2.    less the amount of the Transaction Expenses to be paid pursuant to Section 2.4.1(b);
2.2.3.    less the Transaction Bonus Amount;
2.2.4.    plus the Estimated Cash on Hand Amount;
2.2.5.    plus the amount, if any, by which the Estimated Working Capital Amount exceeds the Working Capital Target; or less the amount, if any, by which the Estimated Working Capital Amount is less than the Working Capital Target.
The Purchase Price shall be subject to adjustment in accordance with Section 2.5.
2.3.    The Closing.     Subject to the terms and conditions hereof, the closing of the purchase and sale of the Interests and the other Contemplated Transactions pursuant to this Agreement (the “Closing”) shall take place at 10:00 a.m. (local time) at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, as promptly as practicable following, but in no event later than the third (3rd) Business Day following, the satisfaction or waiver of each of the conditions set forth in Articles 6 and 7 hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as the Buyer and the Seller may agree (the day on which the Closing takes place, the “Closing Date”); provided that if such third (3rd) Business Day is (a) a Friday, then the Closing shall occur on the second (2nd) Business Day following such date, or (b) a Monday, then the Closing shall occur on the first (1st) Business Day following such date. Notwithstanding the foregoing, unless otherwise agreed to in writing by the Buyer, the Closing shall not take place earlier than the date that is thirty (30) days following the date of this Agreement. Subject to the provisions of Article 10, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.
2.4.    Closing Deliveries and Payments.
2.4.1.    Buyer Closing Deliveries and Payments. At the Closing, the Buyer shall deliver or cause to be delivered the following:
(a)    to the Seller, by wire transfer of immediately available funds to an account of the Seller designated in writing by the Seller to the Buyer not less than two (2) Business Days prior to the Closing Date, an amount in cash equal to the Purchase Price;
(b)    to accounts and in the amounts specified by the Seller at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Transaction Expenses;

(c)    to an account of Lynx, for payment as soon as reasonably practical on or after the Closing Sale through Lynx’s payroll system to the recipients thereof and in the amounts as set forth on Schedule II, the Transaction Bonus Amount;
(d)    to the other parties thereto, each of the Ancillary Agreements to which the Buyer is a party; and
(e)    to the Seller, the various other certificates, instruments and documents referred to in Article 7.
2.4.2.    Acquired Company Closing Deliveries. At the Closing, each of the Acquired Companies shall deliver or cause to be delivered the following:
(h)    to the other parties thereto, each of the Ancillary Agreements to which the Acquired Companies are party; and
(i)    to the Buyer, the various other certificates, instruments and documents referred to in Article 6.
2.4.3.    Seller Closing Deliveries. At the Closing, the Seller shall deliver the following:
(a)    to the Buyer, the FIRPTA Certificate;
(b)    to the Acquired Companies, the Assignment and Assumption Agreement, the Bill of Sale and such other deeds and instruments of transfer as are reasonably necessary to convey the Transferred Assets to the Acquired Companies;
(c)    to the other parties thereto, each of the Ancillary Agreements to which the Seller is a Party; and
(d)    to the Buyer, the various other certificates, instruments and documents referred to in Article 6.
2.5.    Working Capital and Cash on Hand Adjustment.
2.5.1.    Estimated Closing Statement. The Seller will prepare or cause to be prepared in good faith and delivered to the Buyer not later than three (3) Business Days prior to the Closing Date, a written statement (the “Estimated Closing Statement”), executed by an executive officer of the Seller (solely in his or her capacity as such) and reasonably acceptable to the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), setting forth in reasonable detail the Seller’s good faith estimates of Working Capital (the “Estimated Working Capital Amount”) and Cash on Hand (the “Estimated Cash on Hand Amount”), in each case as of the close of business on the day immediately preceding the Closing Date. The Estimated Closing Statement will be prepared in accordance with the Accounting Principles in a manner and on a basis consistent with the preparation of the sample Working Capital statement attached as Schedule IV hereto.
2.5.2.    Closing Statement. As promptly as practicable, but in any event within sixty (60) days after the Closing Date, the Buyer will prepare or cause to be prepared in good faith, and will provide to the Seller, a written statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s proposed determinations of Working Capital and Cash on Hand, in each case as of the close of business on the day immediately preceding the Closing. The Closing Statement will be prepared in accordance with the Accounting Principles on a basis and in a manner consistent with the preparation of the Estimated Closing Statement. The Buyer shall provide the Seller and its Representatives with reasonable access to such applicable personnel, work papers (subject to customary access letters) and other materials as the Seller or its Representatives may reasonably request in connection with their review of the Closing Statement.
2.5.3.    Dispute Notice. The Closing Statement (and the proposed determinations of Working Capital and Cash on Hand reflected on the Closing Statement) will be final, conclusive and binding on the parties unless the Seller provides a written notice (a “Dispute Notice”) to the Buyer no later than forty-five (45) days after delivery of the Closing Statement setting forth in reasonable detail any item(s) or amount(s) on the Closing Statement that are disputed by the Seller (each, a “Disputed Item”). Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.
2.5.4.    Resolution of Disputes. The Buyer and the Seller will attempt to resolve the Disputed Items in good faith during the twenty (20) day period following delivery of the Dispute Notice. During such twenty (20) day period, the Buyer shall provide, and shall cause the Acquired Companies to provide, the Seller and its Representatives with access to, and the opportunity to make copies of, the work papers (subject to customary access letters) and other materials used or considered by the Buyer in the preparation of the Closing Statement, and reasonable access to personnel and Representatives of the Buyer and the Acquired Companies who assisted or were consulted in the preparation of the Closing Statement. Disputed Items resolved by the Seller and the Buyer within the twenty (20) day period will be final, conclusive and binding on the parties. If the Buyer and the Seller are unable to resolve any Disputed Items in the Dispute Notice within the twenty (20) day period, either the Buyer or the Seller may provide written notice to the other (the “Dispute Submission Notice”) at any time after the expiration of the twenty (20) day period, that it is submitting the remaining Disputed Items for resolution to Ernst & Young LLP (the “Independent Referee”). In the event that Ernst & Young LLP is unwilling or unable to act as the Independent Referee and an alternative accounting firm is not selected by mutual agreement of the Buyer and the Seller within ten (10) days following the giving of the Dispute Submission Notice, each of the Buyer and the Seller shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Independent Referee. The Buyer and the Seller will instruct the Independent Referee to render its decision within thirty (30) days (and in any event as soon as practicable) after the submission to the Independent Referee of their respective final calculations of the Disputed Items (which the Buyer and the Seller shall submit to the Independent Referee not later than ten (10) days following the giving of the Dispute Submission Notice or, if applicable, not later than ten (10) days following the selection of an alternative independent accounting firm pursuant to the preceding sentence). Each of the Buyer and the Seller shall, and the Buyer shall cause the Acquired Companies to, use reasonable best efforts to comply with all reasonable requests by the Independent Referee for access to their respective work papers (subject to customary access letters), information, books, records and similar items, personnel and Representatives. The Independent Referee will (i) review such final calculations of the Disputed Items, (ii) determine only those Disputed Items remaining in dispute between the Buyer and the Seller, and (iii) only be permitted or authorized to determine an amount with respect to any such Disputed Item that is between the amount of such Disputed Item as proposed by the Buyer in the Closing Statement and the amount of such Disputed Item as proposed by the Seller in the Dispute Notice. The Independent Referee’s determination will be (a) in writing, (b) furnished to each of the Buyer and the Seller within thirty (30) days, to the extent practicable, and in any event as promptly as practicable, after the Seller’s and the Buyer’s respective final calculations of the Disputed Items have been submitted to the Independent Referee, (c) limited in scope to whether such final calculations of the Disputed Items were done in accordance with this Section 2.5 and the Accounting Principles and/or contained mathematical errors and (d) final, conclusive and binding on the parties. The costs and expenses incurred by the Seller and the Buyer in connection with any dispute under this Section 2.5.4 shall be borne by the party incurring such costs and expenses, and the fees and expenses of the Independent Referee with respect to any dispute referred to the Independent Referee pursuant to this Section 2.5.4 shall be paid by the party whose final calculation of the Disputed Items is determined to be less correct by the Independent Referee. Neither the Buyer nor the Seller will disclose to the Independent Referee, and the Independent Referee will not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of the Buyer or the Seller, unless otherwise agreed by the Buyer and the Seller.
2.5.5.    Post-Closing Purchase Price Adjustment. As promptly as possible, but in any event no later than the fifth (5th) Business Day following the final determination of Working Capital and Cash on Hand (respectively, the “Final Working Capital Amount” and “Final Cash on Hand Amount”), a Purchase Price adjustment shall be made as follows:
(a)    if the sum of the Final Working Capital Amount plus the Final Cash on Hand Amount is less than the sum of the Estimated Working Capital Amount plus the Estimated Cash on Hand Amount, then the Purchase Price will be reduced by an amount equal to such shortfall, and the Seller will pay to an account specified by the Buyer an amount equal to such shortfall amount by wire transfer of immediately available funds; or
(b)    if the sum of the Final Working Capital Amount plus the Final Cash on Hand Amount is greater than the sum of the Estimated Working

Capital Amount plus the Estimated Cash on Hand Amount, then the Purchase Price will be increased by an amount equal to such excess and the Buyer will pay to an account specified by the Seller an amount equal to such excess amount by wire transfer of immediately available funds.
2.6.    Tax Treatment; Allocation of Purchase Price.
2.6.1.    Because the Seller and the Acquired Companies are treated as disregarded entities for United States federal income Tax purposes, the parties agree to treat for United States federal income Tax purposes the transfer of the Transferred Assets to the Acquired Companies and the sale by the Seller to the Buyer of the Interests as a sale by KPGW Holding Company, LLC (“Holdings”) to the Buyer of the Acquired Companies’ assets (including the Transferred Assets) in exchange for the Purchase Price and the assumption by the Buyer of the Acquired Companies’ liabilities (including the Assumed Liabilities).  Accordingly, the parties agree to allocate the Purchase Price, as determined for United States federal income Tax purposes, among the assets of the Business (after giving effect to the transfer of the Transferred Assets)  in accordance with the principles of Code Section 1060 and the related Treasury Regulations (the “Allocation”).
2.6.2.    Within forty-five (45) Business Days after the determination, in accordance with Section 2.5.3 and/or Section 2.5.4, of the Final Working Capital Amount and the Final Cash on Hand Amount, the Buyer shall provide the Seller with a proposed Allocation for the Seller’s review and comment, which proposed Allocation shall also set forth in a reasonable manner the principles used in establishing such Allocation. The Seller shall provide comments to the Buyer in writing within thirty (30) Business Days following delivery by the Buyer of the proposed Allocation. The Seller and the Buyer shall thereafter negotiate in good faith to resolve any differences within thirty (30) Business Days. If the Seller and the Buyer are unable to reach a resolution within such thirty (30) Business Days period, the Seller and the Buyer shall agree to disagree with respect to the Allocation. If the Seller and the Buyer are able to reach a resolution within such thirty (30) Business Days, the Allocation to which they have agreed shall be deemed to be final and binding, subject to subsequent adjustments to the purchase price and the identification of additional assets which shall be reflected in the Allocation in a manner consistent with the Allocation as previously agreed between the parties and in accordance with the principles of Code Section 1060 and the related Treasury Regulations.
2.6.3.    If the Buyer and the Seller have agreed to an Allocation pursuant to Section 2.6.3, the parties shall, for all Tax purposes, report all of the Contemplated Transactions in a manner consistent with such Allocation and none of them shall take any position inconsistent therewith in any Tax Return (including, without limitation, Form 8594), in any refund claim, in any litigation, or otherwise, except as required by law. In furtherance of the foregoing, the Buyer shall prepare and deliver within six (6) months after the Closing Date for the review, comment and approval of the Seller a proposed Form 8594 to be attached by the Buyer and Holdings to their respective Tax Returns for the taxable year that includes the Closing Date. If the Seller communicates objections to the proposed Form 8594 to the Buyer, the Seller and the Buyer shall proceed promptly and in good faith to resolve their differences and prepare a Form 8594 that is acceptable to both the Buyer and the Seller and that is consistent with the Allocation agreed upon pursuant to Section 2.6.3.
2.6.4.    Notwithstanding anything to the contrary in this Agreement, the Buyer and any of its agents shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any Legal Requirement related to Taxes. To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

3.	REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES.
Except as provided in the Disclosure Schedules (referencing the appropriate section and paragraph numbers in this Article 3; provided, however, that any disclosure under one such section or paragraph number shall be deemed to have been disclosed for all purposes of this Agreement in respect of all such other sections and paragraph numbers to the extent that the relevance of such disclosure to such other sections and paragraph numbers is reasonably apparent from the text of the Disclosure Schedules), the Acquired Companies jointly and severally represent and warrant to the Buyer as follows:
3.1.    Power; Authorization; Enforceability.     Each Acquired Company has requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is required to be a party and to perform its obligations hereunder and thereunder. Each Acquired Company has taken all limited liability company actions or proceedings required to be taken by or on the part of such Acquired Company to authorize and permit the execution and delivery by such Acquired Company of this Agreement, each such Ancillary Agreement and the instruments required to be executed and delivered by it pursuant hereto and thereto, and the performance by such Acquired Company of its obligations hereunder and thereunder and the consummation by such Acquired Company of the Contemplated Transactions. This Agreement has been (or in the case of such Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by each Acquired Company, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of each Acquired Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.
3.2.    Organization; Good Standing.      Each Acquired Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect.
3.3.    Capitalization and Subsidiaries.
3.3.4.    The Seller is the sole member of GTS and the record and beneficial holder of the GTS Interests. The GTS Interests are all of the Equity Interests in GTS. The GTS Interests have been validly issued, are fully paid, and have not been issued in violation of any preemptive rights. The Seller is the sole member of Lynx and the record and beneficial holder of the Lynx Interests. The Lynx Interests are all of the Equity Interests in Lynx. The Lynx Interests have been validly issued, are fully paid, and have not been issued in violation of any preemptive rights. There are no outstanding capital commitments with respect to the Lynx Interests or the GTS Interests. Except as set forth on Schedule 3.3.1, there are no Contracts with respect to the voting or transfer of the Lynx Interests or the GTS Interests.
3.3.5.    All of the outstanding Interests are owned by the Seller free and clear of all Liens other than Liens disclosed on Schedule 3.20.
3.3.6.    Neither of the Acquired Companies has any Subsidiaries or owns any Equity Interests in any other Person.
3.4.    No Violation or Approval; Consents.     Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement by the Acquired Companies nor the consummation of the Contemplated Transactions will:
3.4.6.    require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act and other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect;
3.4.7.    except as would not reasonably be expected to have a Material Adverse Effect, result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, or give rise to the imposition of a Lien on any of the assets or properties of the Acquired Companies under, any Legal Requirement, Contract, Permit or any Governmental Order to which either Acquired Company holds or is subject; or
3.4.8.    result in a breach or violation of, or default under, the Organizational Documents of either Acquired Company.
3.5.    Financial Statements, Etc.     Attached as Schedule 3.5 are: (a) the reviewed unaudited balance sheets of the Business as of December 31, 2013 and December 31, 2012, and the related reviewed unaudited statements of income and cash flows of the Business for each of the fiscal years then ended (the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Business as of March 31, 2014 (respectively, the “Reference Balance Sheet,” and the “Reference Balance Sheet Date”) and the related unaudited statements of income and cash flows of the Business for such three (3) month period (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) present fairly in all material respects the financial position of the Business and the results of operations of the Business as of the respective dates thereof and for the periods covered thereby and (ii) except as disclosed in Schedule 3.5, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year end adjustments (none of which are expected to be material) and the absence of notes. Except as disclosed in Schedule 3.5, the Acquired Companies do not (and will not, immediately following the Closing, including after assumption of the Assumed Liabilities) have any liabilities, except for (i) liabilities reflected or reserved against in the Reference Balance Sheet, (ii) liabilities incurred in the ordinary course of business since the Reference Balance Sheet Date or in connection with the Contemplated Transactions, and (iii) any liability (excluding for the avoidance of doubt obligations and liabilities under executory Contracts other than as a result of a breach or default thereunder) that, individually or together with other related liabilities, does not exceed $250,000.
3.6.    Title to Assets.
3.6.1.    Ownership. Except as set forth on Schedule 3.6.1, and except for any Assets to be provided or made available pursuant to the Transition Services Agreement or the Software License Agreement (or, solely for purposes of making this representation as of the date of this Agreement, the Assets that will be transferred to the Acquired Companies at Closing pursuant to Section 2.1.2), each Acquired Company has good title to or, in the case of property held or used under lease, license or any other Contract, an enforceable right to use, all of the material properties, rights and assets reflected on the Reference Balance Sheet or used or held for use in the operation of the Business (collectively, the “Assets”), except (a) to the extent the enforceability of any such leases, licenses or other contracts may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity) and (b) for Assets that have been sold or otherwise disposed of since the Reference Balance Sheet Date in the ordinary course of business, consistent with past practice. The Assets that are owned by the Acquired Companies are not subject to any Liens other than Permitted Liens and the Liens described on Schedule 3.6. Each Asset is in good operating condition, in light of its age, reasonable wear and tear excepted, for the purposes for which it is currently being used.
3.6.2.    Sufficiency of Assets. Except as set forth on Schedule 3.6.2 and except for any Assets to be provided or made available pursuant to the Transition Services Agreement or the Software License Agreement, the Assets (including the Transferred Assets) together comprise all of the material assets and properties that are (i) currently used to conduct the Business and (ii) necessary to conduct the Business (other than with respect to growth and expansion initiatives described in the CIM).

In no event will the representations and warranties in this Section 3.6 be interpreted as providing a representation or warranty regarding infringement or misappropriation of the Intellectual Property Rights of any other Person, which is dealt with exclusively in Section 3.12.3.
3.7.    Ordinary Course of Business; No Material Adverse Effect.     Since December 31, 2013: (a) except as set forth on Schedule 3.7, the Acquired Companies have, and the Seller has with respect to the Business, operated in all material respects in the ordinary course of business; (b) no Material Adverse Effect has occurred; and (c) neither the Acquired Companies nor the Seller have taken any action that would violate the covenants set forth in Section 8.2 if such covenants were in effect between December 31, 2013 and the date hereof.
3.8.    Taxes.     Except in each case as set forth on Schedule 3.8:
3.8.1.    Tax Returns. Each of the Acquired Companies has filed (after giving effect to extensions), or has caused to be filed on its behalf, all material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return) have been paid. No Acquired Company is the beneficiary of any extension of time within which to file any Tax Return required to be filed by it. The unpaid Taxes of the Acquired Companies (i) did not as of the Reference Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Reference Balance Sheet and (ii) will not exceed that reserve as taken into account in determining the Final Working Capital Amount.
3.8.2.    Withholding. All Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any of employees, independent contractors, creditors, members or other third parties with respect to any Acquired Company or the Business have been deducted, withheld and timely paid to the appropriate Taxing Authority, and each Acquired Company has complied in all material respects with all reporting and recordkeeping requirements in connection therewith.
3.8.3.    Disputes. There is no outstanding audit or examination concerning any Tax or Tax Return relating to the Acquired Companies claimed or raised in writing by any Taxing Authority. No claim has been made in writing in the past three years by a Taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
3.8.4.    Waivers. There has been no waiver of any statute of limitations in respect of material Taxes of either Acquired Company nor any extension of time with respect to an assessment or deficiency relating to material Taxes of either Acquired Company that in any case is still in effect, other than an extension of the due date for filing a Tax Return.

3.8.5.    Disregarded Entity. Each Acquired Company is and has always been disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.
3.8.6.    No Liens. None of the Acquired Companies, any asset of the Acquired Companies or any other Asset is currently subject to any Tax Liens, other than Permitted Liens.
3.8.7.    Conduct of Tax Matters. Since the Reference Balance Sheet Date, neither of the Acquired Companies has, except as required by applicable Legal Requirements, changed any material Tax election, changed any material annual Tax accounting period, changed any material method of Tax accounting, amended any material Tax Returns, entered into any closing agreement with respect to a material Tax, settled any material Tax claim, audit or assessment, or surrendered any right to claim a material Tax refund;
3.8.8.    Listed Transaction. Neither Seller nor any of the Acquired Companies has engaged in any “listed transaction” for purposes of Sections 6011 or 6111 of the Code or any provision of state, local or foreign law that is analogous to Sections 6011 or 6111 of the Code.
3.8.9.    Groups. Neither the Seller nor any Acquired Company (i) has been a member of an affiliated group filing a consolidated federal tax return or (ii) has any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract (other than a contract the principal subject of which is not primarily Tax).
3.8.10.    Post-Closing Taxes. No Acquired Company will be required to include any item of income or adjustment in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or after the Closing Date, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), or election under Section 108(i) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law).
This Section 3.8 and so much of Section 3.11 as pertains to Taxes contain the sole and exclusive representations and warranties of the Seller or the Acquired Companies in this Agreement with respect to Taxes and no other section of this Agreement shall be treated as containing any express or implied representations or warranties relating to Taxes, or Tax assets, with respect to any of the Acquired Companies.
3.9.    Real Estate.
3.9.1.    Owned Premises.

(a)    Except as set forth on Schedule 3.9, no Acquired Company owns any real property.
(b)    Upon completion of the transactions contemplated by Section 2.1.2(a), one of the Acquired Companies will have marketable fee simple title in and to the Owned Premises, free and clear of any Liens, except for Permitted Liens. Other than the right of the Buyer granted pursuant to this Agreement, there are no outstanding options, right of first offer or right of first refusal to purchase such Owned Premises or any portion thereof or interest therein.
(c)    The Seller has a current owner’s title insurance policy with respect to the Owned Premises, issued by Chicago Title Insurance Company and with an effective date of October 3, 2008, insuring the Seller in the amount of $2,200,000.
3.9.2.    Leases.
(a)    Schedule 3.9 sets forth a list of all leases of real property (the “Leased Premises”) currently in effect to which an Acquired Company is a party (the “Leases”). The Acquired Companies have delivered or made available to the Buyer copies of the Leases.
(b)    Except as set forth on Schedule 3.9 hereto, (i) each of the Leases is a valid and binding agreement of the Acquired Company party thereto and is in full force and effect, (ii) no Acquired Company is and, to the Seller’s Knowledge, no other party is in material default under, or in material breach or violation of, any Lease, (iii) no event has occurred that (with or without notice, lapse of time or both) would constitute a material default under any Lease, and (iv) such Acquired Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Premises pursuant to a written agreement.
3.10.    Operations in Conformity with Laws.     Since January 1, 2011:
3.10.1.    the Acquired Companies and the Business have been in material compliance with all applicable Legal Requirements; and
3.10.2.    neither the Seller nor either Acquired Company has received any written notice from a Governmental Authority asserting any material violation of applicable Legal Requirements.
3.11.    Benefit Plans.
3.11.1.    Company and Seller Plans. Schedule 3.11 sets forth a list of all material Employee Plans that are maintained by the Seller or the Acquired Companies or to which an Acquired Company contributes or is required to contribute in respect of any Affected Employee or that benefit any Affected Employee (each a “Company Plan”).
3.11.2.    Plan Qualification; Plan Administration. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received or timely filed for a current favorable determination or is entitled to rely on a current favorable opinion letter to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired, and to the Seller’s Knowledge, neither the Seller nor either Acquired Company has taken, nor failed to take, any action that would be reasonably expected to result in the revocation of such letter or the failure to obtain such qualification or otherwise adversely affect such plan’s qualified status. Each Company Plan has been administered in compliance in all material respects with applicable Legal Requirements, and the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met in all material respects with respect to each Company Plan that is a Welfare Plan subject to such provisions.
3.11.3.    All Contributions and Premiums Paid. All material required contributions, assessments and premium payments on account of each Company Plan have been made or accrued on the financial statements of the Seller or an Acquired Company in accordance with GAAP.
3.11.4.    Claims. With respect to each Company Plan, there are no material existing (or, to the Seller’s Knowledge, threatened) Actions involving either Acquired Company.
3.11.5.    No Liability. Except as set forth in Schedule 3.11.5, no Company Plan is subject to Title IV of ERISA and, to the Seller’s Knowledge, within the past six years, neither the Seller nor either Acquired Company has taken any action with respect to any Employee Plan currently maintained by the Seller or an Acquired Company or with respect to any Employee Plan of any corporation, trust, partnership or other entity that would be considered as a single employer with an Acquired Company under Section 4001(b)(1) of ERISA or Sections 414(b), 414(c), 414(m) or 414(o) of the Code, that would reasonably be expected to subject an Acquired Company to any material liability under Title IV of ERISA. No Acquired Company has any current or contingent obligation or liability under or with respect to: (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA, or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Acquired Company has any current or contingent liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.
3.11.6.    Retiree Benefits; Certain Welfare Plans. Except as set forth on Schedule 3.11 or as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Company Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment with respect to which any Acquired Company would be expected to be subject to material liability.

3.11.7.    Change in Control Benefits. Except for the Transaction Bonus Amount, the transactions contemplated by this Agreement will not give rise to any liability to any Acquired Company under any Company Plan, including liability for severance pay or termination pay, or accelerate the time of payment or vesting or increase the amount or cause the funding of compensation or benefits due to any employee, officer or other service provider of an Acquired Company (whether current, former or retired) under any Company Plan or its beneficiaries with respect to which an Acquired Company is reasonably expected to have liability. Assuming compliance in full by the Buyer with its obligations under Section 8.8 of this Agreement, the consummation of the Contemplated Transactions (as opposed to any termination of employment of any Continuing Employees following the Closing) will not give rise to any obligations or liabilities, contingent or otherwise, on the part of the Acquired Companies or the Seller that arise from deferred compensation arrangements, severance or bonus plans or arrangements, pension plans, employment agreements or similar arrangements with employees (in each case, other than under the Success Bonus Agreements listed on Schedule II and included in the Transferred Contracts).
3.12.    Intellectual Property.
3.12.1.    Schedule 3.12 sets forth a list of all material patents, registered trademarks, registered copyrights, internet domain names and applications for any of the foregoing (a) owned by an Acquired Company, or (b) owned by the Seller or any of the Other PGW Entities and used in connection with the Business (all such Intellectual Property Rights that are owned by an Acquired Company as of the Closing, or that will be owned by an Acquired Company immediately after the Closing, the “Registered Company IP Rights”), in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, (C) the status of such application/registration, (D) the application or registration number, and (E) the date of application or registration. The Acquired Companies solely and exclusively own, or will own as of the Closing, the entire right, title and interest in and to all Registered Company IP Rights, free and clear of all Liens (other than Permitted Liens).
3.12.2.    Except with respect to Intellectual Property Rights (including software) included in the Transferred Assets and Intellectual Property Rights created or developed by third party vendors pursuant to Contracts identified on Schedule 3.15, the Acquired Companies own and possess the entire right, title and interest in and to all Intellectual Property Rights created or developed by, for or under the direction or supervision of the Acquired Companies or the Business, and all Persons who have participated in the creation or development of any such Intellectual Property Rights have executed and delivered to the Acquired Companies a valid and enforceable agreement (a) providing for the non-disclosure by such Person of any confidential information of any Acquired Company or, with respect to the Business, the Seller or any Other PGW Entities, and (b) providing for the present assignment by such Person to an Acquired Company of any Intellectual Property Rights arising out of such Person’s employment by, engagement by or contract with an Acquired Company.

3.12.3.    Except in each case as set forth in Schedule 3.12: (a) the Company IP Rights and the Intellectual Property Rights made available to the Acquired Companies pursuant to the Transition Services Agreement or the Software License Agreement comprise all the material Intellectual Property Rights owned or licensed by the Acquired Companies or the Seller or any of the Other PGW Entities that are currently used to conduct the Business; (b) neither Acquired Company has received any written notice asserting that the conduct of the Business as currently conducted infringes or misappropriates the Intellectual Property Rights of any other Person, and the conduct of the Business as currently conducted, including use of the software licensed pursuant to the Software License Agreement, does not infringe or misappropriate, and has not infringed or misappropriated during the three (3) year period prior to the date hereof, and use of the software licensed pursuant to the Software License Agreement will not infringe or misappropriate, any Intellectual Property Right of any other Person in any material respect; (c)  there is no pending or, to the Seller’s Knowledge, threatened, Action contesting the validity, ownership or right to use, sell, license or dispose of any material Registered Company IP Right; and (d) to the Seller’s Knowledge, there is no unauthorized use, infringement or misappropriation by any Person of any material Registered Company IP Right.
3.12.4.    Except as expressly contemplated by this Agreement or as set forth on Schedule 3.12, no Acquired Company or the Seller or any of the Other PGW Entities is party to or bound by any Contract pursuant to which an Acquired Company or the Seller or any of the Other PGW Entities has granted, or may be obligated to grant in the future, to any Person a source code license or option or other right to use or acquire any source code owned, controlled or used by an Acquired Company or the Business, including any Contracts that provide for source code escrow arrangements for any such source code.
3.12.5.    Except as set forth on Schedule 3.12, no software that has been licensed or made available to an Acquired Company, or Seller or any of the Other PGW Entities with respect to the Business, under a Reciprocal License (including any modification or derivative work based upon any such software), in whole or in part: (i) is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or made available with any product or service of any Acquired Company; (ii) is a component of any product or service of any Acquired Company; (iii) was modified, rewritten, or is otherwise a derivative work upon which any software embodied in or used in any product or service of any Acquired Company is based; or (iv) is distributed or made available to any Person by an Acquired Company. With respect to any Open Source Software that is or has been used by an Acquired Company in connection with any product or service of any Acquired Company, the Acquired Companies are and have been in compliance in all material respects with all applicable licenses with respect thereto.
3.12.6.    Except as set forth on Schedule 3.12.6, other than any Assets to be provided or made available pursuant to the Transition Services Agreement or the Software License Agreement, the computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by the Acquired Companies or the Business (collectively, “Information Systems”) are adequate for the operation of the Business as currently conducted, are sufficient for the current needs of the Business and, the Acquired Companies have purchased a sufficient number of license seats for all software currently used by the Acquired Companies and the Business. With respect to the Information Systems, except as set forth on Schedule 3.12.6: (i) there have been no successful unauthorized intrusions or breaches of the security of the Information Systems; (ii) there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (iii) the Acquired Companies and, with respect to the Business, the Seller and the Other PGW Entities, have implemented or are in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Acquired Companies) in a timely manner all material security patches or security upgrades that are generally available for the Information Systems; (iv) the Acquired Companies and, with respect to the Business, the Seller and the Other PGW Entities, have taken reasonable steps and implemented reasonable procedures to ensure that such Information Systems used in connection with the operation of the Business are free from contaminants, including the use of commercially available antivirus software with the intention of protecting the Company’s products from becoming infected by viruses and other harmful code; and (v) to the Seller’s Knowledge, no Person providing services to the Acquired Companies and, with respect to the Business, the Seller and the Other PGW Entities, has failed to meet any material service obligations.
3.12.7.    The Acquired Companies and, with respect to the Business, the Seller and the Other PGW Entities, are in material compliance with all Legal Requirements and their own policies with respect to the privacy of all personally identifiable information received or stored by an Acquired Company, and no claims have been asserted to an Acquired Company or the Seller or any of the Other PGW Entities, or, to the Seller’s Knowledge, threatened against an Acquired Company or the Seller or any of the Other PGW Entities by any Person alleging a violation of any of the foregoing.
3.12.8.    Except with respect to Intellectual Property Rights being transferred pursuant to this Agreement, Intellectual Property Rights owned by the Acquired Companies, and Intellectual Property Rights provided pursuant to the Transition Services Agreement or the Software License Agreement, neither Seller nor any of the Other PGW Entities owns or licenses any material Intellectual Property Rights used in the Business.
3.13.    Permits.     Except as set forth on Schedule 3.13, each of the Acquired Companies holds all material permits, licenses, franchises and authorizations from Governmental Authorities (the “Permits”) that are necessary for it to conduct the portion of the Business currently conducted by it. All such Permits held by the Acquired Companies are valid and in full force and effect. Each of the Acquired Companies is in compliance in all material respects with all such Permits.

No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Seller’s Knowledge, threatened.
3.14.    Environmental Matters.      Except as set forth on Schedule 3.14, (a) each Acquired Company is, and since January 1, 2011 has been, in compliance in all material respects with all Environmental Laws applicable to it, (b) each Acquired Company has all material permits, authorizations and approvals required under applicable Environmental Laws, and is, and since January 1, 2011 has been, in compliance in all material respects with the respective requirements of such permits, authorizations and approvals; (c) there is not now pending or, to the Seller’s Knowledge, threatened, any Action against an Acquired Company in connection with any past or present noncompliance with, or liability under, such Environmental Laws, including any Action related to a shipment of hazardous wastes to facilities owned or operated by third parties, and no Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or exposed any Person to any Hazardous Substances so as would give rise to any current or future material liability pursuant to Environmental Law; and (d) there have been no releases of Hazardous Substances on or from any real property currently owned, leased or operated by either Acquired Company or on or from any real property formerly owned, leased or operated by either Acquired Company, except for any such releases that would not be reasonably expected to give rise to a material liability for either of the Acquired Companies; (e) none of the Acquired Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to Environmental Laws or Hazardous Substances; (f) the Seller has made available to the Buyer all environmental audits, reports and other material environmental, health and safety documents relating to the current and former operations and facilities of the Acquired Companies and the Business, which are in the Seller’s or the Acquired Companies’ possession or reasonable control.
3.15.    Material Contracts.
3.15.1.    Schedule 3.15 sets forth a list of all Contracts of the types described below that are in effect on the date hereof that any Acquired Company is party or subject to or that otherwise relate solely or primarily to the Business:
(a)    all employment or consulting agreements with an employee or consultant (who is a natural person) of the Business whose annual base compensation in 2013 exceeded $150,000 per year or whose annual base compensation is expected to exceed $150,000 in 2014;
(b)    all Contracts or options to sell or lease (as lessor) any property or asset of an Acquired Company (or of the Seller or any of the Other PGW Entities primarily related to or solely or primarily used in connection with the Business or is a Transferred Asset) for an amount in excess of $500,000 over the term of such Contract and which cannot be cancelled by notice of 60 days or fewer;
(c)    all Contracts (other than purchase orders entered into in the ordinary course of business) pursuant to which an Acquired Company

(or the Seller or any of the Other PGW Entities solely or primarily in connection with the Business) has agreed to acquire or lease (as lessee) any material property or asset (including the Leases) for an amount in excess of $500,000 over the term of such Contract and which cannot be cancelled by notice of 60 days or fewer;
(d)    all employment-related Contracts, plans or programs pursuant to which payments will be required to be made to Affected Employees as a result of the consummation of the Contemplated Transactions;
(e)    all Contracts pursuant to which either Acquired Company (or the Seller or any of the Other PGW Entities solely or primarily in connection with the Business) has an existing obligation, contingent or otherwise, to pay any amounts in excess of $200,000 in respect of indemnification obligations (other than purchase orders entered into in the ordinary course of business), purchase price adjustment, or otherwise, in each case, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business;
(f)    all partnership or joint venture agreements to which an Acquired Company (or the Seller or any of the Other PGW Entities solely or primarily in connection with the Business) is party;
(g)    all Contracts that contain a covenant by an Acquired Company not to compete in any line of business with any Person;
(h)    all collective bargaining agreements or other agreements with any labor organization covering Affected Employees;
(i)    all material settlement, conciliation or similar agreements with any Governmental Authority entered into by the Acquired Companies (or the Seller or any of the Other PGW Entities solely or primarily in connection with the Business);
(j)    any Contract relating to the acquisition or disposition of any Person or other business enterprise or division thereof (whether by merger, consolidation, sale of stock, sale of assets or otherwise) entered into by the Acquired Companies (or the Seller or any of the Other PGW Entities solely or primarily in connection with the Business);
(k)    any Contract relating to Indebtedness of the Acquired Companies (or the Seller or any of the Other PGW Entities with respect to the Business), or relating to Indebtedness owed by any Person to an Acquired Company (or the Seller or any of the Other PGW Entities with respect to the Business);

(l)    all Contracts relating to the licensing of material Intellectual Property Rights by Seller or any of the Other PGW Entities relating solely or primarily to the Business or an Acquired Company to any Person or by any Person to the Seller or any of the Other PGW Entities for use solely or primarily in connection with the Business or to an Acquired Company (other than licenses of commercially available Off-the-Shelf Software) and all other Contracts affecting the Acquired Companies’ abilities to use or enforce any material Intellectual Property Rights (including without limitation concurrent use agreements, settlement agreements and consent to use agreements);
(m)    any Contract that limits in any material manner the ability of any of the Acquired Companies (or Seller or any of the Other PGW Entities with respect to the Business) to compete in any line of business or with any Person or in any geographic area;
(n)    any Contract to which either of the Acquired Companies (or the Seller or any of the Other PGW Entities solely or primarily in connection with the Business) is a party that (A) contains most favored customer pricing provisions with any third party or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person; and
(o)    any other Contract (other than purchase orders entered into in the ordinary course of business) the performance of which involves payment by or to an Acquired Company (or the Seller solely or primarily in connection with the Business) of consideration in excess of $250,000 in 2013 or $500,000 over the term of such Contract.
3.15.2.    The Acquired Companies have heretofore made available to the Buyer a true and complete copy of each contract required to be listed on Schedule 3.15 or Schedule 3.12 (each such contract that has been disclosed or should have been disclosed, together with each Transferred Contract, and together with any Contracts entered into after the date hereof and prior to the Closing that would be required to be listed on Schedule 3.15 or Schedule 3.12 if entered into prior to the date hereof, each a “Material Contract” and collectively, the “Material Contracts”). Except as set forth on Schedule 3.15.2 hereto (a) each Material Contract is a valid and binding agreement of the Acquired Company party thereto or the Seller and is in full force and effect, (b) no Acquired Company or the Seller is, and, to the Seller’s Knowledge, no other party is in material default under, or in material breach or violation of, any Material Contract, and (c) to the Seller’s Knowledge, no event has occurred that (with or without notice, lapse of time or both) would constitute a material default or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder by an Acquired Company or the Seller under any Material Contract, and (d) no Acquired Company or the Seller has provided or received written notice of any intention to terminate or not renew any Material Contract.

3.16.    Transactions with Affiliates.     Except as set forth on Schedule 3.16 and as contemplated by the Transition Services Agreement, the Reverse Transition Services Agreement or the Software License Agreement, neither the Seller, any Subsidiary or Affiliate of the Seller, nor, to the Seller’s Knowledge, any officer or director (or the equivalent) of an Acquired Company, is a party to any material agreement or transaction, or has any material interest in the material Assets or other rights that are used solely or primarily in the Business, with an Acquired Company other than with respect to the payment of compensation or benefits to officers and directors in the ordinary course of business.
3.17.    Litigation.     Except as set forth on Schedule 3.17, there is no material Action pending or, to the Seller’s Knowledge, threatened (and no such Action has been pending since January 1, 2013) against an Acquired Company or the Seller or any of the Other PGW Entities in connection with the Business (or to the Seller’s Knowledge, pending or threatened against any of the officers, directors or employees of the Acquired Companies, or employees of the Seller or any of the Other PGW Entities solely or primarily in connection with the Business, in each case with respect to their business activities). Neither the Acquired Companies nor the Seller or any of the Other PGW Entities, solely or primarily with respect to the Business, is subject to any Governmental Order. There are no Actions pending or, to the Seller’s Knowledge, threatened against Seller, the Acquired Companies or any of their Affiliates that seek to restrain or prohibit or to obtain damages or other relief in connection with the Contemplated Transactions.
3.18.    Insurance.     Schedule 3.18 sets forth all material policies or binders of insurance covering the operations of the Business as of the date hereof. Except as provided on Schedule 3.18, neither the Seller nor any Acquired Company (i) is in material breach of any such policies or binders, (ii) has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or permit termination or modification of any such policies or binders, or (iii) has received written notice of a material default with respect to its obligations under, or notice of cancellation or nonrenewal of, or any denial of coverage under, any of such policies or binders. All such policies or binders are in full force and effect and all premiums due and payable thereon have been paid.
3.19.    Labor Matters.
3.19.1.    The Seller has made available to the Buyer a complete and accurate list of the following information for each Affected Employee as of the date hereof: name job title; current employment status (active or on-leave), and current base or hourly compensation, and the Seller shall update such information as reasonable prior to the Closing. The Affected Employees represent all employees of any Acquired Company who were primarily engaged in the Business or otherwise performed services for the Acquired Companies immediately prior to the date of this Agreement.
3.19.2.    There is no material work slowdown, lockout, stoppage, picketing, strike, or material labor disputes pending, or to the Seller’s Knowledge, threatened between the Seller or an Acquired Company, on the one hand, and any of the Affected Employees, on the other hand and no such dispute has occurred since January 1, 2011. No Acquired Company (or the Seller in connection with the Business) is party to, or otherwise subject to, any collective bargaining agreement or other Contract with a labor organization. To the Seller’s Knowledge, there is no ongoing or threatened union organizing activities and no such activities have occurred since January 1, 2011.
3.19.3.    There have been no WARN notices required with respect to an Acquired Company within the preceding three (3) years.
3.19.4.    The information provided under Section 8.8.1 will be true and correct in all material respects.
3.20.    Indebtedness.     Schedule 3.20 lists all Contracts governing Indebtedness of the Acquired Companies (after giving effect to the assumption of the Assumed Liabilities), and for each item of Indebtedness set forth thereon, identifies the debtor, the principal amount as of the date of this Agreement, the creditor and the maturity date.
3.21.    Brokers.     There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Seller or the Acquired Companies other than fees (if any) that will (a) be paid as contemplated by Section 2.4.1(b) or (b) otherwise be paid by the Seller and its Affiliates and for which the Buyer and (after the Closing) the Acquired Companies will have no responsibility to pay.
3.22.    Suppliers and Customers.      Schedule 3.22 sets forth a complete and correct list of: (i) the ten (10) largest suppliers to the Business during the 2013 fiscal year (based on the aggregate dollar amount paid to such supplier by the Acquired Companies and the Seller and the Other PGW Entities with respect to the Business) (the “Top Suppliers”); and (ii) the ten (10) largest customers of the Business, during the 2013 fiscal year (based on aggregate dollar amount of revenue recognized by the Acquired Companies and the Seller and the Other PGW Entities with respect to the Business) (the “Top Customers”). Neither the Acquired Companies nor any of the Seller or the Other PGW Entities has received any written notice, letter, complaint or other written communication from any Top Supplier or Top Customer to the effect that it (i) has materially changed, modified, amended, reduced, terminated or will not renew, or is reasonably likely to materially change, modify, amend, reduce, terminate or not renew its business relationship with the Business in manner materially adverse to the Business, or (ii) will fail to perform, or is reasonably likely to fail to perform, its material obligations under any Contract.
3.23.    Compliance with Escheat Laws.      Each Acquired Company has timely filed with the appropriate Governmental Authority all abandoned or unclaimed property reports required to be filed by or with respect to it pursuant to the laws of any Governmental Authority with authority over such Acquired Company or its assets, on or prior to the Closing Date. Each Acquired Company has properly paid over (or escheated) to such Governmental Authority all sums constituting abandoned property as of the Closing Date.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

Except as provided in the Disclosure Schedules (referencing the appropriate section and paragraph numbers in this Article 4; provided, however, that any disclosure under one such section or paragraph number shall be deemed to have been disclosed for all purposes of this Agreement in respect of all such other sections and paragraph numbers to the extent that the relevance of such disclosure to such other sections and paragraph numbers is reasonably apparent from the text of the Disclosure Schedules), the Seller represents and warrants to the Buyer as follows:
4.1.    Organization and Power.      The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.
4.2.    Authorization and Enforceability.      The Seller has taken all actions or proceedings required to be taken by or on the part of the Seller to authorize and permit the execution and delivery by the Seller of this Agreement, the Ancillary Agreements and the instruments required to be executed and delivered by it pursuant hereto and the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the Contemplated Transactions. This Agreement has been (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Seller, and assuming the due authorization, execution and delivery each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.
4.3.    No Violation or Approval; Consents.      Neither the execution and delivery by the Seller of this Agreement or any of the Ancillary Agreements to which it is required to be a party nor the consummation of the Contemplated Transactions will:
4.3.9.    require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act and other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of the Seller to consummate the Contemplated Transactions;
4.3.10.    result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, or give rise to the imposition of a Lien on any of the assets or properties of the Seller related to the Business under any Legal Requirement, Contract, to which the Seller is party, Permit or Governmental Order to which the Seller holds or is subject, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impair or materially delay the ability of the Seller to consummate the Contemplated Transactions; or

4.3.11.    result in a breach or violation of, or default under, the Organizational Documents of the Seller.
4.4.    Litigation.     There is no Action pending or, to the Seller’s Knowledge, threatened against the Seller or any of its Affiliates or any of their properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND SLH.
Except as provided in the Buyer Disclosure Schedules (referencing the appropriate section and paragraph numbers in this Section 5; provided, however, that any disclosure under one such section or paragraph number shall be deemed to have been disclosed for all purposes of this Agreement in respect of all such other sections and paragraph numbers to the extent that the relevance of such disclosure to such other sections and paragraph numbers is reasonably apparent from the text of the Buyer Disclosure Schedules), the Buyer represents and warrants to the Seller and each Acquired Company as follows:
5.1.    Organization and Power.     Each of the Buyer and SLH is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Buyer and SLH has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.
5.2.    Authorization and Enforceability.      Each of the Buyer and SLH has taken all actions or proceedings required to be taken by or its part to authorize and permit its execution and delivery of this Agreement, the Ancillary Agreements to which it is party and the instruments required to be executed and delivered by it pursuant hereto and the performance by it of its obligations hereunder and thereunder and the consummation by the Buyer of the Contemplated Transactions. This Agreement has been (or in the case of Ancillary Agreements to be entered into by the Buyer or SLH, as applicable, at or prior to the Closing, will be) duly executed and delivered by the Buyer or SLH, as applicable, and assuming the due authorization, execution and delivery each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of the Buyer or SLH, as applicable, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.
5.3.    No Violation or Approval; Consents.     Neither the execution and delivery by the Buyer or SLH of this Agreement or any of the Ancillary Agreements to which it is required to be a party nor the consummation of the Contemplated Transactions will:
5.3.5.    require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act and other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of the Buyer to consummate the Contemplated Transactions;
5.3.6.    result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, any Contract to which the Buyer or SLH is party or Legal Requirement or Governmental Order to which the Buyer or SLH is subject, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impair or materially delay the ability of the Buyer to consummate the Contemplated Transactions; or
5.3.7.    result in a breach or violation of, or default under, the Organizational Documents of the Buyer or SLH.
5.4.    Litigation.     There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates or any of their properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.
5.5.    Available Funds.     The Buyer has, and at the Closing will have, immediately available funds in an amount sufficient to pay in cash all amounts payable pursuant to Article 2.
5.6.    Brokers.     There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Buyer or any of its Affiliates other than fees (if any) that will be paid by the Buyer or its Affiliates and for which the Seller and its Affiliates will have no responsibility to pay.
5.7.    Investment Intent.     The Buyer is acquiring the Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. The Buyer acknowledges that the Interests and the sale thereof have not been registered under the Legal Requirements of any jurisdiction.

6.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.
The obligation of the Buyer to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
6.1.    Representations and Warranties.     The representations and warranties of the Acquired Companies and the Seller contained in (a) this Agreement other than those contained in Sections 3.1, 3.2 (clause (a) only), 3.3, 4.1 and 4.2 (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except for such failures to be so true and correct as shall not have had, and would not reasonably be expected to have, a Material Adverse Effect, and (b)

Sections 3.1, 3.2 (clause (a) only), 3.3, 4.1 and 4.2 shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct in all respects as of such date).
6.2.    Performance of Obligations.     The Seller and the Acquired Companies will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Seller or the Acquired Companies, respectively, prior to the Closing.
6.3.    Compliance Certificate.     The Acquired Companies shall have delivered to the Buyer a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1 and 6.2 and below in Section 6.8 has been satisfied (the “Company Closing Certificate”).
6.4.    Injunctions.     No Governmental Authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.
6.5.    Regulatory Approval.     All necessary filings pursuant to the HSR Act shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.
6.6.    Ancillary Agreements.      The Seller and the Acquired Companies will have executed and delivered to the Buyer each Ancillary Agreement to which they are party.
6.7.    Discharge of Liens.      The Seller and the Acquired Companies will have obtained, and provided to the Buyer copies of termination letters, lien releases or other similar documentation, as applicable, providing for the discharge of all Liens and guarantees relating to the Indebtedness described on Schedule 6.7.
6.8.    No Material Adverse Effect.     Since the date of this Agreement, no Material Adverse Effect shall have occurred.
6.9.    Certain Consents Waivers or Assignments. The Seller and the Acquired Companies shall have obtained, and provided to the Buyer, the consents, waivers or assignments described on Schedule 6.9.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED COMPANIES AND THE SELLER.
The obligation of the Acquired Companies and the Seller to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
7.1.    Representations and Warranties.     The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date).
7.2.    Performance of Obligations.     The Buyer will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Buyer prior to the Closing.
7.3.    Compliance Certificate.     The Buyer will have delivered to the Seller a certificate of the Buyer dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.1 and 7.2 has been satisfied (the “Buyer Closing Certificate”).
7.4.    Injunctions. No Governmental Authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.
7.5.    Regulatory Approval.     All necessary filings pursuant to the HSR Act shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.
7.6.    Ancillary Agreements.      The Buyer will have executed and delivered to the Seller each Ancillary Agreement to which the Buyer is a party.

8.	COVENANTS OF THE PARTIES.
8.1.    Access to Premises and Information.     Upon reasonable notice from time to time prior to the Closing Date, the Seller and the Acquired Companies will permit the Buyer and its Representatives to have reasonable access during normal operating hours to the records and books of account of the Acquired Companies and the Business, including any Business Records to be included in the Transferred Assets and including other related information relating to the Business as the Buyer and its Representatives may reasonably request (the “Records”) and to the premises of either Acquired Company and the Owned Premises and senior management of the Acquired Companies and, to the extent applicable, the Seller during normal business hours; provided, however, that the Buyer and its Representatives shall not unreasonably disrupt the personnel and operations of the Acquired Companies or the Seller.  All information exchanged pursuant to this Section 8.1 shall be subject to that certain confidentiality letter agreement between Solera Holdings, Inc. and the Seller, dated February 5, 2014 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Section 8.1, the Acquired Companies may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or undertaking with a third party, (b) that may constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, as determined in good faith by the Seller after consultation with counsel, would reasonably be expected to constitute a waiver of such privilege or (c) if the provision of access to such document (or portion thereof) or information, as determined by the Seller in good faith after consultation with counsel, would reasonably be expected to conflict with applicable Legal Requirements. In the event that any of the Acquired Companies or the Seller does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts at the Buyer’s expense to communicate the applicable information to the Buyer in a way that would not violate the applicable Legal Requirements or obligation or waive any such privilege, including entering into a joint defense agreement or other arrangement to avoid loss of the attorney-client privilege, or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable Legal Requirements, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel. Prior to the Closing, the Seller and the Acquired Companies shall, and shall cause their Representatives to, use commercially reasonable efforts to cooperate with Buyer in connection with (i) the arrangement of any debt financing for purposes of the Contemplated Transactions (with the understanding that no such debt financing shall be a condition to the Closing) and (ii) the preparation of forms, reports and other filings required to be made by Buyer under the Exchange Act in connection with the transactions contemplated hereby, if any. Notwithstanding the foregoing, nothing in this Section 8.1 shall require any action or cooperation of the Seller, the Acquired Companies or the Other PGW Entities to the extent that it would or would reasonably be expected to (i) require the Seller, the Acquired Companies or any of the Other PGW Entities to expend money or incur obligations or liabilities or (ii) unreasonably interfere with the operations of the business of the Seller, the Acquired Companies or any of the Other PGW Entities, including (without limitation) the Business.
8.2.    Conduct of Business Prior to Closing.     Prior to the Closing, except as set forth on Schedule 8.2 or as required or expressly contemplated by this Agreement, each Acquired Company (and the Seller in connection with the Business) shall (i) conduct its business substantially in the ordinary course of business, consistent with past practices, and (ii) use commercially reasonable efforts to preserve the Business’ material assets, goodwill and beneficial relationships with customers, suppliers, licensors, licensees and others having such business dealings with it. Without limiting the generality of the foregoing, except as set forth on Schedule 8.2 or as required or expressly contemplated by this Agreement, without the prior written consent of the Buyer, no Acquired Company will (and the Seller will not in connection with the Business):
8.2.1.    increase the compensation (including bonuses) payable on or after the date hereof to any director or executive officer or other employee of an Acquired Company or Transferred Employee except for increases in the ordinary course of business or provided for in any Contracts or plans in effect on the date hereof;
8.2.2.    issue, sell or otherwise dispose of any Equity Interest of an Acquired Company or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity Interests of an Acquired Company;
8.2.3.    incur, assume or guarantee any Indebtedness for which any Acquired Company would be liable following the Closing;
8.2.4.    make any changes in its methods of accounting or accounting practices (including with respect to reserves);

8.2.5.    amend the Organizational Documents of the Acquired Companies;
8.2.6.    acquire or dispose of any business or any material assets, except for sales or dispositions of assets in the ordinary course of business;
8.2.7.    abandon, voluntarily permit to lapse, assign, sell, license, transfer, or otherwise dispose of any material Company IP Rights, other than non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business;
8.2.8.    terminate, materially and adversely modify or elect not to renew any Material Contract (including Contracts that would have been a Material Contract if such Contract had been entered into prior to the date of this Agreement) other than in the ordinary course of business;
8.2.9.    declare any distributions or otherwise make any distribution of property in respect of the Interests other than distributions of cash prior to the close of business on the day immediately preceding the Closing Date;
8.2.10.    grant any loans to any Person or purchase debt securities of others;
8.2.11.    enter into any employment agreement that is or would be a Material Contract (except any (x) employment Contract terminable on less than thirty (30) days’ notice without penalty, and (y) extension or renewal of employment Contracts in the ordinary course of business);
8.2.12.    except as required by GAAP or in the ordinary course of business, revalue any of its material assets (whether tangible or intangible), including writing off material accounts receivable;
8.2.13.    except as required by applicable Legal Requirements or as would not have an adverse effect on Buyer for any Post-Closing Tax Period, make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns, enter into any closing agreement with respect to a material Tax, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other material reduction in Tax liability;
8.2.14.    delay or postpone the payment of any material accounts payable or any other material liability or obligation or agree to or negotiate with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerate the collection of (or discount) any material accounts receivable, in each case, other than in the ordinary course of business;
8.2.15.    make any material capital expenditures or commitments for material capital expenditures, other than in the ordinary course of business or pursuant to Business’

current capital expenditures budget previously delivered to the Buyer, in each case other than in the ordinary course of business;
8.2.16.    initiate, settle or compromise any Action, other than non-material Actions in the ordinary course of business;
8.2.17.    take any action or fail to take any action would have the effect of accelerating to the pre-Closing period sales to customers or others that would otherwise be expected to occur after the Closing (including instituting any promotions outside of the ordinary course of business);
8.2.18.    implement any plant closings or mass layoffs that could implicate the WARN Act;
8.2.19.    merge, combine or consolidate with any Person;
8.2.20.    enter into or materially amend any Material Contract described in any of clauses (a), (d), (e), (f), (g), (h), (i), (j), (m) or (n) of Section 3.15;
8.2.21.    enter into or materially modify any Contract described in clause (b) or (l) of Section 3.15 (disregarding the dollar amount set forth in clause (b)) the performance of which involves payment by or to an Acquired Company (or the Seller solely or primarily in connection with the Business) for consideration in excess of $200,000; or
8.2.22.    agree or commit to do any of the things referred to elsewhere in this Section 8.2.
8.3.    Confidentiality.
8.3.11.    Confidentiality Agreement. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, from and after the Closing, (i) the Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose any documents and information concerning the Seller or any of its Affiliates (other than the Acquired Companies) furnished to the Buyer or its Affiliates or its or their respective Representatives in connection with the Contemplated Transactions, except to the extent required by any Legal Requirement, and (ii) the Seller shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose any confidential documents and information retained by the Seller related solely or primarily to the Acquired Companies or the Business, except to the extent required by any Legal Requirement or in connection with Taxes, the preparation of financial statements, compliance with this Agreement or any Ancillary Agreement, or the defense of Third Party Claims.

8.3.12.    Announcements. No public announcements, reports, statements or press releases by any party hereto or any of its Affiliates regarding the Contemplated Transactions shall be made unless approved in advance (as to form, content, timing and manner of distribution) by each of the Buyer and the Seller, which approval shall not be unreasonably withheld, conditioned or delayed with respect to any announcement, reports, statements or press releases made after the Closing; provided, however, that any party may issue a press release or make a public announcement to the extent necessary for such party to comply with applicable securities laws, and, to the extent practicable, shall provide a copy to the Seller (if such party is the Buyer or either Acquired Company) or the Buyer (if such party is the Seller or either Acquired Company) in advance of its release.
8.3.13.    Permitted Disclosures. No provision of this Section 8.3 will be construed to prohibit (a) disclosures by the Seller or either of the Acquired Companies to suppliers, customers, lenders, employees, agents and independent contractors of the Business to the extent reasonably necessary or desirable, in the Seller’s or such Acquired Companies’ judgment, to preserve the Business or to facilitate the Contemplated Transactions; (b) confidential disclosures to legal counsel, accounting advisors and financial advisors; (c) disclosures pursuant to the requirements of a Governmental Order or Legal Requirement; (d) disclosures required in connection with legal proceedings between the parties, including to the extent reasonably necessary to enforce the parties’ respective rights hereunder; or (e) disclosures of information that is publicly available other than as a result of disclosures made in breach hereof or in breach of the Confidentiality Agreement.
8.4.    Preparation for Closing.     Subject to the terms and conditions hereof, each of the Seller, each Acquired Company and the Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Contemplated Transactions. In furtherance (and not in limitation) of the foregoing:
8.4.3.    Antitrust Matters. Each of the Seller, each Acquired Company and the Buyer agrees to file all appropriate notifications and filings pursuant to the HSR Act with respect to the Contemplated Transactions in the most expeditious manner practicable, but in any event within seven (7) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested of such party by the relevant Governmental Authorities in connection with the HSR Act. Each of the Seller, each Acquired Company and the Buyer agrees to use its best efforts to obtain early termination of the waiting period under the HSR Act. The Buyer agrees to take, and to cause its Affiliates to take, any and all steps necessary to avoid or eliminate as soon as possible each and every impediment under the HSR Act so as to enable the parties to expeditiously consummate the Contemplated Transactions, including committing to and/

or effecting, by consent decree, hold separate order or otherwise, the sale or disposition of such assets, securities, facilities or other properties as are required to be divested in order to facilitate the expiration or termination of the HSR Act waiting period or otherwise obtain clearance under the HSR Act. The Buyer shall pay the filing fees associated with the HSR filings. Each of the Seller, each Acquired Company and the Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Contemplated Transactions unless it consults with the other party in advance, if at all possible, and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. The Seller, the Acquired Companies and the Buyer will supply each other with copies of all correspondence, filings or communications with Governmental Authorities, with respect to the Contemplated Transactions; provided, however, that to extent any of the documents or information are commercially or competitively sensitive, any of the Seller or the Acquired Companies, on the one hand, or the Buyer, on the other hand, as the case may be, may satisfy their obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client.
8.4.4.    Certain Filings, Etc. Each of the Seller, each Acquired Company and the Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from third parties to any Leases or Contracts, in connection with the consummation of the Contemplated Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, that nothing in this Agreement shall obligate or be construed to obligate the Seller or any Acquired Company to make or cause to be made any payment or concession to any third party in order to obtain any such action, consent, approval or waiver under any Lease or Contract. The parties acknowledge and agree that the obtaining of any such actions, consents, approvals or waivers will not be a condition to the obligation of any party to consummate the Contemplated Transactions at the Closing.
8.4.5.        Real Estate Matters. The Seller shall cooperate, at the Buyer’s expense, with the Buyer in obtaining title policies and surveys with respect to the Owned Premises in form and substance reasonably acceptable to the Buyer within a reasonable time, including removing from title any Liens, which are not Permitted Liens. The Seller shall provide the title company with any affidavit, indemnity or other assurances requested by the title company to issue the title policies; provided, however, that the parties acknowledge and agree that the obtaining of any such title policies and surveys will not be a condition to the obligation of any party to consummate the Contemplated Transactions at the Closing and the Seller shall not have to expend money or incur obligations or liabilities in providing such cooperation.
8.5.    Business Records.     The Buyer acknowledges that the Seller may from time to time from and after the Closing require access to the Records, and agrees that upon reasonable prior notice and reasonable request, it will, and will ensure that the Acquired Companies will, for a period of seven (7) years, during normal business hours, provide the Seller and its respective Representatives with either access to or copies of the pre-Closing Records to the extent required for legal, accounting or Tax uses of the Seller in the ordinary course of business; provided, however, that the Seller shall not unreasonably disrupt the personnel and operations of the Acquired Companies and the Buyer. If the Acquired Companies shall desire to dispose of any such Records prior to the seventh (7th) anniversary of the Closing Date, the Acquired Companies shall, prior to any such disposition, notify the Seller and provide to the Seller (or, if applicable, its designee) and its Representatives a reasonable opportunity, at the Seller’s expense, to make copies of or remove such Records.
8.6.    Directors and Officers Indemnification.
8.6.8.    The Buyer and the Acquired Companies agree that, to the maximum extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring in connection with or prior to the Closing now existing in favor of the current or former members, directors, managers, officers or employees of any Acquired Company (“D&O Indemnified Persons”), including as provided in the Organizational Documents of either Acquired Company, will survive the Closing and will continue in full force and effect in accordance with their respective terms. In furtherance (and not in limitation of) the foregoing, for the six (6) year period following the Closing Date, the Buyer shall cause the Organizational Documents of each Acquired Company to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability that are at least as favorable to the D&O Indemnified Persons as those contained in such Acquired Company’s respective Organizational Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person.
8.6.9.    This Section 8.6 shall be for the benefit of, and shall be enforceable by, the D&O Indemnified Persons, and their respective heirs and estates, and such persons shall be third party beneficiaries of this Agreement for such purposes.
8.7.    Attorney-Client Privilege.     The Buyer hereby waives and agrees to not assert, and agrees to cause the Acquired Companies to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, after the Closing Date, of the Seller and/or any Seller Indemnified Party in any dispute with the Buyer or any of the Acquired Companies or any other matter involving the Contemplated Transactions (“Post-Closing Representation”), by Ropes & Gray LLP or any other legal counsel currently representing either of the Acquired Companies (each, a “Prior Company Counsel”) in connection with the Contemplated Transactions (“Pre-Closing Representation”). The Buyer further waives and agrees to not assert, and agrees to cause the Acquired Companies to waive and not assert, in connection with any Post-Closing Representation, any attorney-client privilege with respect to any communication between any Prior Company Counsel and either Acquired Company and/or any officer, employee or director of either Acquired Company that relates to the Pre-Closing Representation relating to this Agreement or the Contemplated Transactions (it being the intention of the parties hereto that all rights to such attorney-client privilege, including the right to control such attorney-client privilege, shall be held by the Seller).  This Section 8.7 is for the benefit of the Seller and each Prior Company Counsel, and the Seller and each Prior Company Counsel are intended third party beneficiaries of this Section 8.7.  This Section 8.7 shall be irrevocable, and no term of this Section 8.7 may be amended, waived or modified, without the prior written consent of the Seller and the Prior Company Counsel affected thereby.
8.8.    Employees.
8.8.1.    WARN, Etc. Provided that the Seller provides the Buyer with a true and correct list, by date and location, of each employee terminated in the 90 days preceding the Closing Date, the Buyer will indemnify and hold harmless the Seller and its Affiliates from any Losses arising under the WARN Act due, in whole or in part, to the Buyer’s actions or omissions occurring after the Closing Date.  The Seller shall indemnify and hold harmless the Buyer and its Affiliates from any Losses arising under the WARN Act due to the Seller’s actions or omissions occurring prior to or on the Closing Date.
8.8.2.    Employment of Affected Employees. Prior to the Closing, Lynx or GTS, as directed by the Buyer, will offer employment to each Transferred Employee who is employed by the Seller on the Closing Date and the Acquired Companies will continue the employment of the other Affected Employees, each on the employment terms and conditions then in effect (each Affected Employee who accepts or continues employment, a “Continuing Employee”). For a period of at least twelve (12) months after the Closing Date (or if earlier, the date of the employee’s termination of employment), the Buyer will or will cause the Acquired Companies to provide to each of the Continuing Employees annual base salary and base wages and incentive compensation opportunities (excluding equity-based compensation) that are no less favorable than such annual base salary and base wages and incentive compensation opportunities (excluding equity-based compensation) provided to such Affected Employees immediately prior to the Closing Date. For a period of at least twelve (12) months after the Closing Date (or if earlier, the date of the employee’s termination of employment), the Buyer will, or will cause the Acquired Companies or an Affiliate thereof to, provide (including pursuant to the Transition Services Agreement) employee benefits (other than any equity or equity-based benefits, defined benefit pension benefits, or retiree health or welfare benefits) to the Continuing Employees which are no less favorable in the aggregate to (i) the employee benefit plans, programs, arrangements and policies provided to such Continuing Employees immediately prior to the Closing Date as set forth on Schedule 3.11.1 (but other than any equity or equity-based plans, defined benefit pension plans, or retiree health or welfare plans), or (ii) the employee benefit plans, programs, arrangements and policies provided to similarly situated employees of the Buyer or its Subsidiaries (other than any equity or equity-based plans, defined benefit pension plans, or retiree health or welfare plans); provided, that nothing in this sentence shall require the Buyer, its Subsidiaries or the Acquired Companies to continue any specific employee benefit plans during such period. Nothing set forth in this Section 8.8.2 will create a contract of employment with, or for the benefit of, any

Transferred Employee or Continuing Employee or change such employee’s status as an employee at will. Notwithstanding the foregoing, with respect to any Affected Employee who is not actively at work on the Closing Date by reason of short-term disability and who is covered under the Company’s long term disability plan (each an “Inactive Employee”), from and after the Closing Date, the Seller shall employ such Inactive Employee; provided, that if an Inactive Employee seeks and is able to return to active work within 6 months following the Closing Date or at such other time as required by applicable Legal Requirement, one of the Acquired Companies shall offer employment to such Inactive Employee on the same terms that would have been offered to the Inactive Employee if he or she had been actively employed as of the Closing Date, or on such other terms as required by applicable Legal Requirement, and the provisions of this Section 8.8 applicable to Continuing Employees shall become applicable to such Inactive Employee on the date such Inactive Employee has accepted such offer of employment and returned to work with one of the Acquired Companies.
8.8.3.    Service Credit. The Buyer will, and will cause the Acquired Companies to, credit service rendered by the Continuing Employees prior to the Closing for all purposes (including purposes of participation, coverage, vesting and level of benefits, but not for purposes of benefit accrual under any defined benefit plan) under all employee benefit plans, programs, policies and arrangements of the Buyer and its Subsidiaries (including the Acquired Companies) in which any Continuing Employees will participate effective as of the Closing, to the same extent as such service was taken into account immediately prior to the Closing under the corresponding Company Plans that provided similar coverage to the Affected Employees. Without limiting the foregoing, to the extent administratively and commercially practicable, the Continuing Employees will (and with respect to insurance arrangements with third parties, the Buyer will use commercially reasonable efforts to provide, or cause any third party insurance provider to provide, that the Continuing Employees will) not be subject to any pre-existing condition or other limitation under any health or welfare plans of the Buyer and its Subsidiaries (including the Acquired Companies) in which any Continuing Employees will participate as of the Closing for any condition for which such Affected Employee would have been entitled to coverage immediately prior to the Closing under the corresponding Company Plan in which such Affected Employee participated immediately prior to the Closing. The Buyer will use commercially reasonable efforts to cause such Continuing Employees to be given credit under such plans for co-payments and other out-of-pocket expenses made, and deductibles satisfied, for the plan year in which the Closing occurs. Notwithstanding the foregoing, the Buyer shall not be required to take the actions described in this Section 8.8.3 if a duplication of benefits would result.
8.8.4.        Retirement Plans and Vesting. Effective as of the Closing, the Seller shall cause each Affected Employee to be fully vested in his or her benefits under any Company Plan that is a defined contribution or defined benefit plan. With respect to such plans that are defined contribution plans, the Seller shall make on behalf of each eligible employee who is an Affected Employee any matching or discretionary employer contributions that would have been made to such plan if the Closing had not occurred and irrespective of any end-of-year or other service requirements, but pro-rated for the time period ending on the Closing Date. The Seller shall take all actions as are commercially reasonable or appropriate to permit distributions of loan promissory notes as part of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) to be made to the Affected Employees from such plan at the election of the Affected Employees, consistent with the policies of such plan, as soon as practicable following the Closing, but within a period not to exceed ninety (90) days following the Closing.
8.8.5.    No Third Party Rights, Etc. Nothing in this Section 8.8, express or implied, is intended or shall be treated to confer upon any Affected Employee or other Person other than the parties hereto any right, benefit, or remedy of any nature whatsoever, including any third-party beneficiary rights or any right to employment or continued employment or any particular term or condition of employment. This Section 8.8 is not intended to and shall not be considered to constitute the establishment of, or an amendment to, or the modification or the termination of, any benefit or compensation plan, program, policy, Contract, or arrangement or limit the ability of any Person to establish, amend, modify, or terminate any benefit or compensation plan, program, policy, Contract, or arrangement.
8.8.6.    Employment of Retained Lynx Employees. Prior to the Closing, the Seller will offer employment to each Retained Lynx Employee who is employed by Lynx.
8.9.    Tax Matters.
8.9.1.    Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the Contemplated Transactions shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer; provided, however, that each of the Buyer and the Seller shall be responsible for all interest, penalties, additions or additional amounts imposed as a result of such party’s failure to (i) timely pay its share (as determined under this Section 8.9.1) of such Transfer Taxes (for the avoidance of doubt, other than any failure to pay resulting from the other party’s failure to timely file or cause to be filed any Tax Return with respect to such Transfer Taxes or failure to comply with the final two sentences of this paragraph or Section 8.9.7), and (ii) timely file, or cause to be timely filed, the Tax Returns required to be filed with respect to such Transfer Tax (as determined under this Section 8.9.1). To the extent permitted by applicable Law, each of the Acquired Companies, the Buyer, and the Seller shall cooperate with each other to obtain exemptions from such taxes. The party responsible under applicable Legal Requirement for filing any Tax Return with respect to such Transfer Taxes shall timely file such Tax Return. The other parties shall have the right to review such Tax Returns prior to filing and provide comments with respect thereto. The filing party shall incorporate any reasonable comments received from the other parties with respect to such Tax Returns.
8.9.2.    Certain Tax Returns.
(p)    The Seller shall timely prepare, or cause to be timely prepared, for the review and comment of the Buyer, and the Buyer shall cause to be filed in a timely manner, all (i) Straddle Period Tax Returns of each Acquired Company, (ii) non-income Tax Returns of the Acquired Companies for taxable periods ending on or before the Closing Date that are filed after the Closing Date, and (iii) other income Tax Returns of the Acquired Companies for taxable periods beginning before the Closing Date that are required to be filed after the Closing Date in any jurisdiction where the transactions contemplated by this Agreement are not treated as an asset sale, in each case, on a basis consistent with past practice of such Acquired Company unless such position is not “more likely than not” to be sustained. The Seller shall provide the Buyer with a reasonable opportunity to review any such Tax Returns and the Seller will incorporate any reasonable comments made by the Buyer with respect to such Tax Returns.
(q)    The Seller shall prepare, or cause to be prepared, in its sole discretion, and shall timely file or cause to be timely filed, all Tax Returns of the Acquired Companies (regardless of when they are required to be filed) that include the Seller or any Other PGW Entity, including income Tax Returns in jurisdictions where the Acquired Companies are treated as disregarded entities (such as US federal income and certain state income Tax Returns).
(r)    Notwithstanding the foregoing paragraphs of this Section 8.9.2, the Seller shall, within ten (10) business days of the date of this Agreement or such later time as mutually agreed by the parties in writing, prepare or cause to be prepared and file or cause to be filed Tax Returns with respect to the matters described in the second item of Schedule 3.8 as part of a “voluntary disclosure agreement” or similar agreement with the applicable Governmental Authority (each, a “Lynx Voluntary Disclosure Tax Return”). For the avoidance of doubt, any Indemnified Taxes relating to any such Lynx Voluntary Disclosure Tax Return shall be subject to Section 9.2.1(g) to the extent not accounted for in Working Capital (as finally determined pursuant to Section 2.5. The Seller shall control all filings and proceedings with respect to the Lynx Voluntary Disclosure Tax Returns contemplated by this Section 8.9.2(c); provided that the Buyer shall have the opportunity to review all such filings and participate in any such proceedings after the Closing Date. Seller shall, in all cases be responsible for any costs or expenses (including attorney’s or accountant’s fees) with respect to the second item of Schedule 3.8.
(s)    Notwithstanding the foregoing paragraphs of this Section 8.9.2, the Buyer shall be entitled, at any time following the Closing, to prepare or cause to be prepared and file or cause to be filed Tax Returns with respect to the matters described in the third item of Schedule 3.8 (“ETS Voluntary Disclosure Tax Returns”). The Buyer shall control all filings and proceedings with respect to the ETS Voluntary Disclosure Tax Returns contemplated by this Section 8.9.2(d). Notwithstanding anything to the contrary herein, the only amounts to be included as Indemnified Taxes with respect to the third item of Schedule 3.8 shall be half of all payments to Taxing Authorities between $250,000 and $750,000. For the avoidance of doubt and in furtherance of the foregoing, with respect to any Taxes paid with respect to the third item of Schedule 3.8, (i) Buyer and/or one of the Acquired Companies shall be responsible for all amounts up to $250,000 of any such Taxes, half of all Tax amounts in excess of such $250,000 threshold and lower than the $750,000 threshold and any Tax amounts in excess of $750,000, and (ii) Seller shall be responsible for half of all Tax amounts in excess of such $250,000 threshold and lower than the $750,000 threshold. Buyer shall, in all cases, be responsible for any costs or expenses (including attorney’s or accountant’s fees) with respect to the third item of Schedule 3.8.
8.9.3.    Amended Returns. The Buyer shall not, and shall cause the Acquired Companies not to, amend any Tax Returns of either Acquired Company for any Pre-Closing Tax Period without the Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
8.9.4.    Apportionment. In the case of any real property, personal property or other ad valorem Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period. Any such Taxes that are not allocated to the Pre-Closing Tax Period shall be allocated to the Post-Closing Tax Period. In the case of any other Taxes for a Straddle Period, the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made on the basis of an interim closing of the books as of close of business on the Closing Date. If any such Taxes shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned as described above.
8.9.5.    Tax Proceedings. In the event of any audit, assessment, examination, claim or other controversy or proceeding relating to Taxes or Tax Returns (a “Tax Proceeding”) with respect to any Pre-Closing Tax Period of an Acquired Company, the Buyer shall inform the Seller of such Tax Proceeding as soon as possible but in any event within ten (10) Business Days after the receipt by the Buyer of notice thereof. The Buyer shall afford the Seller the opportunity to control the conduct of any such Tax Proceeding that relates exclusively to Pre-Closing Tax Period of an Acquired Company, with counsel of its own choosing, and to settle or otherwise resolve such Tax Proceeding in such manner as the Seller may deem appropriate; provided, that the Seller may not settle any such Tax Proceeding without the Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), if such settlement would increase Taxes of the Buyer or the Acquired Companies for which the Buyer would not be indemnified hereunder. The Buyer shall have the right, at the Buyer’s expense, to participate in but not control the conduct of such Tax Proceeding. If a Tax Proceeding relates to both a Pre-Closing Tax Period and a Post-Closing Tax Period of an Acquired Company, the Buyer shall afford the Seller the opportunity to participate in such Tax Proceeding and shall not settle or otherwise resolve such Tax Proceeding without the Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that the Seller does not assume control of any such a Tax Proceeding, the Buyer may control the Tax Proceeding, but the Buyer may not settle or otherwise resolve the Tax Proceeding without the Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, in no case shall the Seller be entitled to control or otherwise participate in any Tax Proceeding of any Tax Return that includes the Buyer or any of its Affiliates that is not an Acquired Company (a “Buyer Group Tax Return”), but only to the extent that it relates to the Buyer or any of its Affiliates that is not an Acquired Company.
8.9.6.    Refunds and Credits. Any refunds or credits of Taxes (including any interest paid or credited with respect thereto) of, or with respect to, the Acquired Companies that are attributable to any Pre-Closing Tax Period will be payable (less the Buyer or any Acquired Company’s reasonable costs and expenses in pursuing such refunds or credits) to, or at the direction of, the Seller, except to the extent any such refunds or credits are included as assets reflected in the Final Working Capital Amount. The Buyer will, if the Seller so requests, cause the relevant Acquired Company to file for and obtain any refunds or credits to which the Seller may be entitled hereunder, including through the prosecution of any proceedings which the Seller chooses to direct such Acquired Company to pursue; provided that Buyer shall not be required to pursue any such proceedings if (i) it would not be commercially reasonable to do so or (ii) such proceedings relate to a Buyer Group Tax Return, but only to the extent such proceedings relate to the Buyer or any of its Affiliates that is not an Acquired Company. The Buyer will permit the Seller to control (at the Sellers expense and sole discretion) the prosecution and content of any such refund or credit claim (including any position to be taken on such claim), except that Seller shall in no case be entitled to control or otherwise participate in any Tax Proceeding of any Buyer Group Tax Return to the extent such proceedings relate to the Buyer or any of its Affiliates that is not an Acquired Company.
8.9.7.    Cooperation and Tax Record Retention. The Buyer shall promptly furnish to the Seller such information as the Seller may reasonably request with respect to Tax matters relating to the Acquired Companies for any taxable period beginning before the Closing Date, including by providing access to relevant books and records and making employees of the Buyer and the Acquired Companies available to provide additional information and explanation of any materials provided hereunder. The Buyer shall further fully cooperate, and cause the Acquired Companies to fully cooperate, with the Seller in connection with the Seller’s preparation of any Tax Returns pursuant to this Article 8, in connection with any claim for a refund or credit governed by Section 8.9.6, and in connection with any Tax Proceeding controlled by the Seller pursuant to Section 8.9.5. The Buyer shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.
8.9.8.    FIRPTA Certificates. Prior to the Closing, the Seller will deliver to the Buyer a certificate substantially in the form provided for in Treasury Regulations section 1.1445-2(b)(2)(iv)(B) (the “FIRPTA Certificate”), certifying that it is not a “foreign person” within the meaning of Section 1445 of the Code and the regulations thereunder.
8.10.    Intentionally omitted.
8.11.    Intentionally omitted.
8.12.    Exclusivity.      From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, neither the Seller nor either of the Acquired Companies shall (and the Seller and the Acquired Companies shall cause their respective Affiliates or any of their or their Affiliates’ Representatives not to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person (an “Acquisition Proposal”) relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Acquired Companies or any merger, recapitalization, share exchange, sale of all or substantially all of the Assets used in connection with the Business or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. The Seller and each of the Acquired Companies shall immediately cease and cause to be terminated any all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal.
8.13.    Noncompetition and Nonsolicitation.      For a period of three (3) years from and after the Closing Date, the Seller shall not, nor shall it permit or cause any of its Subsidiaries to, engage directly or indirectly in the Business as it is conducted on the Closing Date in any geographic area in which the Business is conducted as of the Closing Date; provided, that no owner of less than 2% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Business. During the period beginning on the date hereof and until the date that is three (3) years from and after the Closing Date, the Seller shall not, and shall not permit or cause any of its Subsidiaries to, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Continuing Employee to leave the employ of the Acquired Companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.13 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

8.14.    Certain Continuing Arrangements.      For a period of five years following the Closing Date, the Buyer shall cause the Acquired Companies (and each Lynx Business Affiliate) to, and the Acquired Companies (and each Lynx Business Affiliate) shall provide the Seller and its Affiliates with aggregated transactional claims data in the same manner as such data is currently provided by the Acquired Companies to the Seller and its other Affiliates subject to any applicable restrictions contained in the existing customer agreements of the Business and any future customer agreements of the Business (it being agreed that the Acquired Companies shall use commercially reasonable efforts to negotiate and enter into future customer agreements that permit such data sharing).  The Seller and its Affiliates shall use such data solely for their internal business purposes.  In addition, for a period of five years following the Closing Date, Lynx (and each Lynx Business Affiliate) shall continue to operate its ARG ALLIANCE Program (and each successor or similar program operated by Lynx and the Lynx Business Affiliates after the Closing) (collectively, “ARG Service Center Programs”) in the same manner as the ARG ALLIANCE Program is currently operated with respect to the Seller’s and its other Affiliates’ supply of auto glass parts and other products to participating providers of auto glass repair and placement services (“Participants”) as well as Seller’s continued participation on the ARG Alliance Board of Advisors.  Without limiting the generality of the foregoing sentence, during such five year period, Lynx shall (1) maintain Contracts and terms and conditions with Participants relating to the ARG Service Center Program in substantially the same form as they exist as of the Closing Date, and (2) operate all ARG Service Center Programs going forward pursuant to Contracts and terms and conditions that are no less favorable to the Seller as the Contracts with Participants used in connection with such ARG Service Center Program as of the date hereof (including with respect to the Seller’s third party beneficiary status and each Participant’s obligation to enter into a mutually agreed supply agreement with the Seller (or an Affiliate thereof) containing a minimum purchase volume commitment consistent with those in comparable existing Participant supply agreements); provided that such minimum purchase volume commitments shall not require Participants to purchase products from the Seller in any case where the Seller’s pricing or delivery for a product is not market competitive with the pricing or delivery of other comparable and available products sold by competitors (and any such purchases from competitors under such circumstances shall not be taken into account in measuring compliance with such commitments). In the event that any Participant either refuses to enter into such a supply agreement with the Seller (or an Affiliate thereof) or materially breaches its minimum purchase volume commitment (subject to the foregoing proviso) and fails to cure such breach within the cure period specified in its supply agreements (which shall not be less than 30 days), the Buyer shall cause Lynx (or the applicable Lynx Business Affiliate) to, and Lynx (or such Lynx Business Affiliate) shall, exclude such Participant from the applicable ARG Service Center Program and cease providing such Participant with any of the benefits of participation in such ARG Service Center Program.
8.15.    Further Assurances.
8.15.1.    Each of the Seller, on the one hand, and the Buyer and the Acquired Companies, on the other hand, upon the request of the other from time to time after the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to make more fully effective the consummation of the Contemplated

Transactions. Without limiting the generality of the foregoing, if at any time after the date hereof, the Buyer or any Acquired Company shall become aware of any Contract or Asset of the Seller (or any of the Other PGW Entities) solely or primarily relating to or used solely or primarily in connection with the Business prior to the Closing that was not specified as a Transferred Contract on Schedule 2.1.2(d) or was not transferred as a Transferred Asset at Closing, respectively, the Buyer may elect to add such Contract to Schedule 2.1.2(d) (or with respect to Assets, to any applicable Schedule in order to clarify that such Asset is a Transferred Asset), and amend the Assignment and Assumption Agreement or Bill of Sale, as applicable, in order to cause the transfer the Seller’s (or such Other PGW Entities) rights and interests under and in respect of such Contract or Asset to an Acquired Company, and the Seller shall take all actions reasonably requested by the Buyer in connection therewith. Following the Closing, the Seller shall deliver or cause to be delivered to the Buyer all mail received by the Seller or the Other PGW Entities after the Closing that relates solely or primarily to the Business.
8.15.2.    If within one (1) year after the Closing with respect to United States Intellectual Property Rights, and within two (2) years after the Closing with respect to non-United States Intellectual Property Rights, the Buyer or an Acquired Company notifies the Seller that it reasonably believes that it has identified any such Intellectual Property Rights that were owned or controlled by the Seller or any Other PGW Entities as of the Closing Date and were solely or primarily used in connection with the Business, and such Intellectual Property Rights were not transferred, assigned, or otherwise conveyed to the Buyer or an Acquired Company pursuant to this Agreement in connection with the Closing (“Supplementary IP”), then the Seller and each Other PGW Entity shall, upon its reasonable verification, take, or cause its Affiliates to take, as applicable, all steps reasonably requested by the Buyer or an Acquired Company in connection with assigning to the Buyer any such Supplementary IP to an Acquired Company.
8.16.    Notification of Certain Matters.      During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing, the Seller and the Acquired Companies, on the one hand, shall give notice to the Buyer, on the other hand, and the Buyer shall give notice to the Seller, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect; or (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case if and only to the extent that such untruth, inaccuracy or failure would cause any of the conditions to the obligations of the Seller or the Buyer, as applicable, to consummate the Contemplated Transactions, set forth in Sections 7 (in the case of the Seller and the Acquired Companies) and Section 6 (in the case of the Buyer) to fail to be satisfied at the Closing. The delivery of any notice pursuant to this Section 8.16 (unless such notice is also a Disclosure Schedule Update, in which case Section 11.16 shall govern) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties.

8.17.    Intercompany Release.      Effective as of immediately prior to the Closing, each of the Seller, on behalf of itself and the Other PGW Entities, on the one hand, and the Acquired Companies, on the other hand, hereby releases the other from all intercompany loans, advances, payables and receivables.

9.	INDEMNIFICATION
9.1.    Survival.     All representations and warranties contained in this Agreement or in the Company Closing Certificate or the Buyer Closing Certificate shall survive the execution and delivery of this Agreement and the Closing until the twelve (12) month anniversary of the Closing Date; provided, however, if written notice of an indemnification claim describing the matter subject to indemnification in reasonable detail (including the basis of such claim and the amount of Losses, if known, incurred or suffered with respect thereto) shall have been delivered in compliance with this Agreement before the aforementioned time period has elapsed with respect to any breach of or inaccuracy in any such representation or warranty, such representation or warranty shall survive, but solely with respect to the matter that is the subject of such indemnification claim notice, until such matter is finally resolved. All covenants and agreements contained herein that contemplate performance in full at or prior to the Closing (the “Pre-Closing Covenants”) shall survive the Closing until the twelve (12) month anniversary of the Closing Date and all covenants and agreements contained herein that contemplate performance after the Closing (the “Post-Closing Covenants”) shall survive the Closing in accordance with their terms.
9.2.    Indemnity by the Seller
9.2.14.    From and after the Closing, subject to the provisions of this Article 9, the Seller shall indemnify the Buyer and each of its Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives and the Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives thereof, as well as the successors, assigns, heirs and personal representatives of the foregoing (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against any and all Losses actually suffered or incurred by the Buyer Indemnified Parties (or any one of them) as a result of, arising from or relating to:
(a)    any breach of or inaccuracy as of the date hereof in any of the representations and warranties made in Article 3 or Article 4 or, as of the Closing Date, in the Company Closing Certificate;
(b)    any breach or violation of any Pre-Closing Covenant of the Seller or any Pre-Closing Covenant of either of the Acquired Companies;
(c)    any breach or violation of any Post-Closing Covenant of the Seller;
(d)    any Indebtedness of the Acquired Companies in existence as of the Closing (and after giving effect to the assumption of the Assumed

Liabilities by the Acquired Companies, but excluding any financing arrangements entered into by the Buyer or any of its Affiliates in connection with the Contemplated Transactions);
(e)    any Transaction Expenses not paid at the Closing;
(f)    any Retained Liabilities;
(g)    any Indemnified Taxes with respect to the second item of Schedule 3.8; provided, that (i) the covenant in this Section 9.2.1(g) with respect to the second item of Schedule 3.8 shall only survive until the 12 month anniversary of the Closing, (ii) the aggregate liability of the Seller for indemnification under this Section 9.2.1(g) shall be limited to $1,250,000, and (iii) any payments made to a Taxing Authority whether before or after the Closing with respect to such Indemnified Taxes shall be treated as indemnification payments hereunder and applied against the liability cap in clause (g)(i) above (provided that out-of-pocket costs and expenses of the Seller (including attorney’s or accountant’s fees) with respect to such Indemnified Taxes shall not be treated as indemnification payments and shall not be applied against the Liability Cap);
(h)    subject to Section 8.9.2(d), any Indemnified Taxes with respect to the third item of Schedule 3.8; provided, that (i) the covenant in this Section 9.2.1(h) with respect to the third item of Schedule 3.8 shall only survive until the 12 month anniversary of the Closing, (ii) the aggregate liability of the Seller for indemnification under this Section 9.2.1(h) shall be limited to $250,000, (iii) any payments made to a Taxing Authority whether before or after the Closing with respect to such Indemnified Taxes shall be treated as indemnification payments hereunder and applied against the liability cap in clause (h)(i) above (provided that out-of-pocket costs and expenses of the Buyer (including attorney’s or accountant’s fees) with respect to such Indemnified Taxes shall the sole responsibility of and paid by the Buyer).
9.2.15.    No individual claim for indemnification by any Buyer Indemnified Party pursuant to Section 9.2.1(a) or Section 9.2.1(b) (other than with respect to a breach of Section 8.13 or Section 8.9.2(c)) shall be asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim or series of related claims exceeds an amount equal to $50,000 (the “De Minimis Threshold”) (it being understood that any such individual claims for amounts less than the De Minimis Threshold shall be ignored in determining whether the Deductible has been exceeded and thereafter). The aggregate liability of the Seller for indemnification under Section 9.2.1(a) and Section 9.2.1(b) shall be limited to $1,400,000 (the “Liability Cap”).
9.2.16.    No indemnification shall be available to the Buyer Indemnified Parties under Section 9.2.1(a) unless and until the aggregate Losses for which indemnification would otherwise be available under Section 9.2.1(a) exceed $1,400,000 (the “Deductible”), at which point indemnification shall be available to the Buyer Indemnified Parties under Section 9.2.1(a), only for those Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to claims for indemnification in respect of any breach of a representation or warranty contained in Sections 3.1 (Power; Authorization; Enforceability), 3.2 (Organization and Good Standing), 3.3 (Capitalization and Subsidiaries), 3.8 (Taxes), 3.11.7 (Employee Costs Triggered by Transaction), 3.12.3(a) (Sufficiency of Intellectual Property), 3.20 (Indebtedness), 3.21 (Brokers), 4.1 (Organization and Power) and 4.2 (Authorization and Enforceability) of this Agreement. The Parties intend that the Deductible to serve as an objective basis for determining materiality in connection with the allocation of risk with respect to Losses based on breaches of representations and warranties. In furtherance of the foregoing sentence and notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement, the Company Closing Certificate (other than with respect to the satisfaction of the closing condition contained in Section 6.8) or the Buyer Closing Certificate shall be read without regard and without giving effect to the term “Material Adverse Effect,” “material” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word were deleted from such representation and warranty).
The applicable Buyer Indemnified Party will provide the Seller with a prompt, reasonably detailed written notice for any claim made in respect of the indemnification provided in this Section 9.2, whether or not arising out of a claim by a third party.
9.3.    Indemnity by the Buyer.
9.3.6.    From and after the Closing, subject to the provisions of this Article 9, the Buyer shall indemnify the Seller and each of its Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives and the Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives thereof, as well as the successors, assigns, heirs and personal representatives of the foregoing (collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against any and all Losses actually suffered or incurred by the Seller Indemnified Parties (or any one of them) as a result of, arising from or relating to:
(a)    any breach of or inaccuracy as of the date hereof in any of the representations and warranties made in Article 5 or, as of the Closing Date, in the Buyer Closing Certificate;
(b)    any breach or violation of any Pre-Closing Covenant of the Buyer;

(c)    any breach or violation of any Post-Closing Covenant of the Buyer or the Acquired Companies;
(d)    any Transferred Assets or Assumed Liabilities (other than as a result of, arising from or relating to any matter for which the Buyer would be entitled to indemnification under this Article 9); or
(e)    the operation of the Business following the Closing Date, including with respect to any Taxes of the Acquired Companies for any Post-Closing Tax Period (other than as a result of, arising from or relating to any matter for which the Buyer would be entitled to indemnification under this Article 9, without taking into account the limitations therein).
9.3.7.    The applicable Seller Indemnified Party or the Seller will provide the Buyer with a prompt, reasonably detailed written notice for any claim made in respect of the indemnification provided in this Section 9.3, whether or not arising out of a claim by a third party.
9.4.    Calculation of Losses.     For purposes of determining the amount of any Losses subject to indemnification under this Article 9, the amount of such Losses will be determined net of (a) any amounts taken into account as liabilities or reserves in the calculation of the Final Working Capital Amount, (b) all related liabilities or reserves reflected in the Financial Statements, (c) the sum of any amounts recovered under insurance policies or other amounts recovered from third parties with respect to such Losses (net of any actual out-of-pocket expenses incurred in collecting such amounts) (“Insurance or Other Proceeds”), and (d) the net Tax benefit actually realized in the year in which the Loss was incurred or the subsequent two years by the Indemnified Party (or any consolidated, combined or unitary group of which the Indemnified Party is also a member), attributable to (i) the incurrence or payment of such Losses or (ii) a correlative adjustment that makes allowable to the Indemnified Party or its consolidated, combined or unitary group any deduction, amortization, exclusion from income or other allowance. In the event that any Insurance or Other Proceeds are received by an Indemnified Party after payment for the related indemnification claim has been made pursuant to this Article 9, then the Indemnified Party shall pay to the Seller or the Buyer, as the case may be, an amount equal to the amount of the reduction in Losses that would have been applied pursuant to the first sentence of this Section 9.4 had such Insurance or Other Proceeds been received at the time such indemnification claim was made.  Each Indemnified Party shall use commercially reasonable efforts to seek recovery from third parties who may be responsible, in whole or in part, for Losses suffered by such Indemnified Party and to make claims under insurance policies providing coverage with respect to Losses suffered by such Indemnified Party; provided, however, that no Indemnified Party shall be required file suit to pursue such Insurance or Other Proceeds. Notwithstanding any other provision of this Agreement, the Seller shall not be obligated to indemnify or hold harmless any Buyer Indemnified Parties from or against any Losses resulting from or relating to any Taxes that (a) are attributable to any transaction occurring after the Closing that is not in the ordinary course of business of the Acquired Companies as carried on prior to the Closing Date, (b) arise as a result of any change in Tax rates after the Closing Date that would have retroactive effect on Taxes imposed with respect to a Pre-Closing Tax Period or (c) arise as a result of a change after the Closing Date in any accounting policy, any tax reporting practice or the length of any accounting period for Tax purposes of any of the Acquired Companies.
9.5.     Matters Involving Third Parties.
9.5.10.    If any third party notifies any Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any Indemnifying Party under this Article 9, then the Indemnified Party will promptly notify in writing the Indemnifying Party of such Third Party Claim describing in reasonable detail the basis for such Third Party Claim and the amount of the claimed Losses; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any indemnification obligation hereunder unless the Indemnifying Party is prejudiced thereby. This Section 9.5 shall not apply to the conduct of any Tax Proceedings, which shall be exclusively governed by Section 8.9.5.
9.5.11.    The Indemnifying Party will have the right to control the defense of the Third Party Claim with counsel of its choice so long as the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided that the Indemnifying Party may assume such defense only if it first verifies to the Indemnified Party in writing that such Third Party Claim is indemnifiable under this Section 9 and that such Indemnifying Party shall be responsible for all liabilities and obligations relating to such Third Party Claim and provide indemnification to the Indemnified Party with respect to such Action giving rise to such Third Party Claim, in each case subject to the limitations set forth in Sections 9.2.2 and 9.2.3. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the reasonably documented fees and expenses of counsel retained by the Indemnified Party if (a) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment or investigation; (b) the Third Party Claim primarily seeks an injunction or other equitable relief against the Indemnified Party; or (c) the Indemnified Party fails to prosecute or defend such claim in good faith. Any payments made to such third party shall be treated as indemnification payments hereunder and applied against the Liability Cap; provided that out-of-pocket costs and expenses of the Seller (including attorney’s fees) with respect to such Third Party Claim shall not be treated as indemnification payments and shall not be applied against the Liability Cap.
9.5.12.    If the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.5.2, (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, nor take any voluntary action prejudicial to the determination of the Third Party Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), and (d) the reasonable out-of-pocket costs and expenses incurred by the Indemnifying Party in the conduct of such defense will be treated as indemnification payments hereunder and applied against the Liability Cap. If the Indemnifying Party is not conducting the defense of the Third Party Claim, the Indemnified Party will not consent to the entry of any settlement or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld).
9.6.    Tax Treatment.     The Buyer and the Seller will treat any payment received pursuant to this Article 9 as an adjustment to the purchase price for Tax and financial reporting purposes, unless otherwise required by Legal Requirement.
9.7.    Exclusive Remedy.      The remedies provided for in this Article 9 (and under Section 2.5 with respect to any dispute subject thereto) shall constitute the sole and exclusive remedy for all Losses that any Indemnified Party may suffer or incur arising from, or directly or indirectly relating to, the Acquired Companies, the Business, this Agreement or the Contemplated Transactions, and the parties hereto hereby irrevocably waive any other rights or remedies (whether at law or in equity and whether based on contract, tort, statute or otherwise) that they may otherwise have had, now have or may in the future have against any of the other parties hereto or any of the respective direct or indirect Affiliates, officers, managers, directors, employees, advisors, stockholders, members, consultants, investment bankers, brokers, controlling persons, partners, managers or other representatives or agents thereof (each of whom shall be an express third party beneficiary hereof) arising from, or directly or indirectly relating to, the Acquired Companies, the Business, this Agreement or the Contemplated Transactions and covenant not to sue or otherwise assert any claim (or assist any other Person in suing or otherwise asserting any claim) encompassed by the foregoing covenant, agreement and waiver; provided, however, that, subject to Section 11.4, the foregoing shall not apply to claims of common law fraud based on the representations and warranties set forth in Articles 3, 4 and 5 and in the Company Closing Certificate or the Buyer Closing Certificate, as applicable, and provided, further, that the foregoing shall not apply to the parties’ rights to seek specific performance as contemplated by Section 11.13 with respect to Post-Closing Covenants and shall not apply to the parties’ rights to enforce remedies available under the Ancillary Agreements after the Closing. Any Person who is sued or otherwise has a claim asserted against him, her or it in violation of this Section 9.7 may enforce it directly as an express third-party beneficiary thereof.

10.	TERMINATION.
10.1.    Termination.     The parties may not terminate this Agreement other than as follows:
10.1.17.    This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Buyer and the Seller.
10.1.18.    The Buyer may terminate this Agreement by delivering written notice to the Seller at any time prior to the Closing in the event (a) the Seller or either Acquired

Company is in material breach of this Agreement, (b) the Buyer has notified the Seller of the breach in writing, (c) such breach would result in the failure of any condition set forth in Section 6.1 or 6.2 and (d) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.2 if the Buyer is then in material breach of this Agreement.
10.1.19.    The Seller may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event (a) the Buyer is in material breach of this Agreement, (b) the Seller has notified the Buyer of the breach in writing, (c) such breach would result in the failure of any condition set forth in Section 7.1 or 7.2 and (d) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1.3 if the Seller or either Acquired Company is then in material breach of this Agreement.
10.1.20.    The Buyer, on the one hand, or the Seller, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after July 15, 2014 (the “Expiration Date”) if the Closing shall not have occurred by the Expiration Date; provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if the Buyer is then in material breach of this Agreement, and the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if the Seller or either Acquired Company is then in material breach of this Agreement.
10.1.21.    Either the Buyer, on the one hand, or the Seller, on the other hand, may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues an order, decree, ruling or other action permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the Person seeking to terminate pursuant to this Section 10.1.5 (or, in the case where the Seller is seeking to terminate, each Acquired Company) has fully complied with its obligations under Section 8.4.
10.2.    Effect of Termination.     If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the parties hereunder will terminate without any liability of any party, any Affiliate thereof or any controlling person, partner, member, equityholder or Representative of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations of the parties under Article 1 (Definitions), Section 8.3 (Confidentiality), this Section 10.2 (Effect of Termination) and Article 11 (Miscellaneous) will survive termination of this Agreement and (b) nothing herein will relieve any party to this Agreement from liability for fraud or any material and intentional breach of any covenant or agreement contained herein occurring prior to termination.

11.	MISCELLANEOUS.
11.1.    Notices.     All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be delivered personally or sent by nationally recognized overnight courier (for next Business Day delivery) facsimile or e-mail (as a pdf). Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one (1) Business Day following the date sent when sent by overnight delivery, (b) upon confirmation of receipt when sent by facsimile or e-mail (as a pdf) or (c) upon personal delivery, addressed as follows:

If to the Seller or, prior to the Closing, either or both of the Acquired Companies, to:

Pittsburgh Glass Works, LLC
30 Isabella Street, Suite 500
Pittsburgh, PA 15212
Telephone number: (412) 995-6500
Email: JGronbeck@pgwglass.com
Attention: Jeffrey Gronbeck, Chief Financial Officer

with copies (which will not constitute notice) to:
Kohlberg & Company LLC
111 Radio Circle
Mount Kisco, NY 10549
Telephone number: (914) 241-7430
Email: wildstein@kohlberg.com and wahla@kohlberg.com
Attention: Evan Wildstein and Ahmed Wahla

and

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Telephone number: (212) 841-0649
Facsimile number: (212) 596-9090
Email: Christopher.Rile@ropesgray.com
Attention: Christopher W. Rile

If to the Buyer or SLH, or, after the Closing, to either or both of the Acquired Companies, to it:

c/o Solera Holdings, Inc.
7 Village Circle
Suite 100
Westlake, Texas 76262
Telephone number: (817) 961-2100
Facsimile number: (734) 997-3751
Attention: Jason M. Brady, Secretary

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Telephone number: (312) 862-2000
Facsimile number: (312) 862-2200
Attention: Stephen L. Ritchie, P.C.
                  Walter S. Holzer

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.
11.2.    Expenses of Transaction.     Whether or not the Contemplated Transactions are consummated, except as otherwise expressly provided for in this Agreement, each of the parties hereto will pay all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation, execution and performance by it of this Agreement and the Ancillary Agreements and the consummation by it of the Contemplated Transactions.
11.3.    Entire Agreement.     The agreement of the parties that is comprised of this Agreement and the Ancillary Agreements sets forth the entire agreement and understanding between or among the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement or any of the Ancillary Agreements.
11.4.    Acknowledgement of the Buyer.      THE BUYER ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE BUSINESS AND THE ACQUIRED COMPANIES AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE CONTEMPLATED TRANSACTIONS, THE BUYER HAS DETERMINED TO RELY ONLY ON THE REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES AND THE SELLER EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLES 3 AND 4 OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES, THE ANCILLARY AGREEMENTS, THE COMPANY CLOSING CERTIFICATE AND THE FIRPTA CERTIFICATE. THE BUYER ACKNOWLEDGES AND AGREES THAT (I) NONE OF THE SELLER, EITHER OF THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND THE BUYER HAS NOT RELIED ON, ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLER, THE ACQUIRED COMPANIES, THE BUSINESS, THE SUBJECT MATTER OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE SELLER, THE ACQUIRED COMPANIES, THE BUSINESS, THE SUBJECT MATTER OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS FURNISHED OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES, OTHER THAN THE RESPECTIVE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE ACQUIRED COMPANIES AND THE SELLER THAT ARE EXPRESSLY SET FORTH IN ARTICLES 3 AND 4 OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES, THE ANCILLARY AGREEMENTS, THE COMPANY CLOSING CERTIFICATE AND THE FIRPTA CERTIFICATE AND (II) NONE OF THE SELLER, EITHER OF THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE BUYER OR ANY OTHER PERSON RESULTING FROM OR IN CONNECTION WITH THE DISSEMINATION TO THE BUYER, THE BUYER’S REPRESENTATIVES OR ANY OTHER PERSON OR THE USE BY THE BUYER, THE BUYER’S REPRESENTATIVES OR ANY OTHER PERSON OF ANY SUCH INFORMATION, INCLUDING THE CIM AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE BUYER OR THE BUYER’S

REPRESENTATIVES IN ANY “DATA ROOM”, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN CONNECTION WITH OR EXPECTATION OF THE ENTRY INTO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE BUSINESS, EITHER ACQUIRED COMPANY OR TO THE CONTEMPLATED TRANSACTIONS) ARE SPECIFICALLY DISCLAIMED BY THE SELLER AND ARE NOT BEING RELIED UPON BY BUYER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.
11.5.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Contemplated Transactions are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Seller, the Acquired Companies and the Buyer will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.
11.6.    Amendment.     This Agreement may be amended or modified, but only by an instrument in writing executed by each of the Buyer and the Seller.
11.7.    Parties in Interest.     This Agreement will be binding upon and inure solely to the benefit of the parties hereto, and except as provided in Sections 8.6, 8.7, 9.7, and 11.4, nothing in this Agreement, express or implied, is intended to confer, or will be construed to confer, or will confer upon any other Person any right, claim, cause of action, benefit or remedy or any liability or obligation of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.
11.8.    Assignment.     This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the parties hereto. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of the Buyer and the Seller. Any purported assignment in breach of this Section 11.8 shall be null and void.
11.9.    Governing Law.     This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof, will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
11.10.    Consent to Jurisdiction.     Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of New

York, New York County or the United States District Court located in the State of New York, New York County for the purpose of any and all actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (x) consents to service of process in any such action in any manner permitted by the laws of the State of New York; (y) agrees that service of process made in accordance with clause (x) or made pursuant to Section 11.1, will constitute good and valid service of process in any such action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or clause (y) does not constitute good and valid service of process.
11.11.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING IN WHOLE OR IN PART OUT OF, RELATED TO, BASED UPON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE CONTEMPLATED TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
11.12.    Reliance.     Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 11.10 and 11.11 constitute a material inducement upon which such other party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 11.10 or 11.11 above would constitute a material breach of this Agreement.
11.13.    Specific Enforcement.     Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties agrees that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which such party may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.
11.14.    No Waiver.     No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.
11.15.    Negotiation of Agreement.     The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
11.16.    Disclosure Schedules.     The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Disclosure Schedules or that such items are material. The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, representations, agreements or warranties is reasonably apparent from the text of the Disclosure Schedules, notwithstanding the presence or absence of an appropriate cross-reference thereto. From time to time after the date hereof and prior to the Closing, the Seller shall have the right to update any part of the Disclosure Schedules to the extent that any such update is (a) being made to correct an inaccuracy in any of the representations and warranties of the Seller or the Acquired Companies contained herein and (b) such inaccuracy results from a Change occurring or arising after the execution and delivery of this Agreement and prior to the Closing (excluding any such Change that was caused by the Seller’s or either of the Acquired Companies’ breach of any covenant contained in Article 8 of this Agreement) (each a “Disclosure Schedule Update”). Such Disclosure Schedule Updates shall have no effect when determining the accuracy of the representations and warranties contained in Articles 3 and 4 hereof for purposes of Section 6.1 of this Agreement but each such Disclosure Schedule Update shall be fully effective when determining the accuracy of the representations and warranties contained in Articles 3 and 4 hereof for purposes of Section 9.2.1(a) of this Agreement.

Notwithstanding the foregoing, in no case shall any Disclosure Schedule Update limit or reduce Seller’s liability under Section 9.2.1(g) for any Tax issues disclosed on Schedule 3.8 prior to any Disclosure Schedule Update.
11.17.    Headings.     The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.
11.18.    Counterparts; Electronic Signature.     This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or pdf signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.
11.19.    Guarantee. SLH hereby absolutely, irrevocably and unconditionally guarantees to the Seller the due and punctual performance by the Buyer of all of the Buyer’s obligations and liabilities under or in respect of this Agreement including all of the Buyer’s payment obligations hereunder and any obligations or liabilities of the Buyer arising from any breach of this Agreement. SLH’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the terms and conditions of this Agreement that may be agreed to by the other parties hereto in accordance with the terms of this Agreement. SLH agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by the failure or delay on the part of the Seller to assert any claim or demand or to enforce any right or remedy against the Buyer or (b) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against the Buyer. SLH hereby waives promptness, diligence, notice of the acceptance of this guarantee, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and all other notices of any kind. Notwithstanding anything to the contrary contained in this Section 11.19 or otherwise, the Seller hereby agrees that SLH shall have all defenses to its obligations under this guarantee that would be available to the Buyer in respect of this Agreement whether pursuant to the terms of this Agreement or pursuant to any applicable Legal Requirements in connection therewith. The guarantee contained in this Section 11.19 shall terminate upon the Closing and the payment in full of all of the Buyer’s payment obligations under Section 2.4.1.
[The remainder of this page is intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the day and year first written above.

THE SELLER:                PITTSBURGH GLASS WORKS, LLC

By: //John Wysseier
Name: John Wysseier
Title: Authorized Person

THE ACQUIRED COMPANIES:	GTS SERVICES, LLC

By: //John Wysseier
Name: John Wysseier
Title: Authorized Person

LYNX SERVICES, L.L.C.

By: //John Wysseier
Name: John Wysseier
Title: Authorized Person

Signature Page to Purchase and Sale Agreement

THE BUYER:	CLAIMS SERVICES GROUP, INC.

By: //Jason Brady
Name: Jason Brady
Title: Authorized Person

SLH:	SOLERA HOLDINGS, INC.

By: //Jason Brady
Name: Jason Brady
Title: Authorized Person

Signature Page to Purchase and Sale Agreement